Exhibit 4.3

Certain confidential information contained in this document, marked by brackets, was omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. “[***]” indicates where the information has been omitted from this document.

AGREEMENT AND PLAN OF MERGER

by and among

VERANO HOLDINGS, LLC

ALTERNATIVE MEDICAL ENTERPRISES LLC

PLANTS OF RUSKIN GPS, LLC

RVC 360, LLC

and

Member Representative

Dated to be effective as of November 6, 2020

i

ii

iii

iv

EXHIBIT A Form of Lock-Up Acknowledgment

DISCLOSURE SCHEDULES

Companies’ Disclosure Schedules:

2.01(b)	Exchanges
2.08(b)	Merger Consideration Allocation
3.03	No Conflicts; Consents
3.04	Legal Proceedings
3.06	Financial Statements
3.07(a)	Capitalization and Pro Rata Share
3.07(b)	Derivative and Other Securities Contracts
3.08(a)	Subsidiaries
3.08(c)	Subsidiary Derivative and Other Securities Contracts
3.09	Brokers
3.10	Absence of Changes
3.11	Absence of Undisclosed Liabilities
3.12(a)	Company Permits
3.12(b)	Permit Exceptions
3.13	Title to Properties
3.14(a)	Real Property
3.14(b)	Real Property Encumbrances
3.14(d)	Real Property Third Party Rights
3.14(e)	Condition of Buildings and Structures
3.14(f)	Real Property Options
3.15(a)	Tax Classification
3.17(a)	Material Contracts
3.18	Insurance
3.19(a)	Benefit Plans
3.21	Affiliate Transactions
3.22	Bank Accounts; Powers of Attorney
3.23	Accredited Investor Status
3.25(c)	FC Permits

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3.25(d)	FC Permit Exceptions
3.27	Indebtedness
5.01(d)	Key Employees
5.10	Directors’ and Officers’ Indemnification
7.03(c)	Required Verano Consents

Verano Disclosure Schedules:

I	Acquisitions with Share Issuances
2.07	Company Managers and Officers at Effective Time
4.03	No Conflicts; Consents
4.04	Legal Proceedings
4.06	Financial Statements
4.07(a)	Capitalization
4.07(b)	Derivative and Other Securities Contracts
4.08(a)	Subsidiaries
4.08(c)	Subsidiary Derivative and Other Securities Contracts
4.09	Brokers
4.10	Absence of Material Changes
4.11	Absence of Undisclosed Liabilities
4.12(a)	Verano Permits
4.12(b)	Verano Permit Exceptions
4.13	Title
4.14(a)	Real Property
4.14(b)	Real Property Encumbrances
4.14(d)	Real Property Third Party Rights
4.14(e)	Condition of Buildings and Structures
4.14(f)	Real Property Options
4.15(a)	Tax Classification
4.15(g)	Tax Actions
4.17(a)	Material Contracts
4.18	Insurance
4.19(a)	Benefit Plans
4.21	Affiliate Transactions
4.22	Bank Accounts; Powers of Attorney
4.24	Inventory
4.25	Indebtedness
5.07	Officer Resignations
7.02(c)	Required Company Consents

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THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER ANY STATE CANNABIS LAWS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY AMENDMENT OR REPLACEMENT ACT, RULES, OR REGULATIONS, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF ANY APPLICABLE STATE REGULATORY BODY (TOGETHER WITH ANY SUCCESSOR OR REGULATOR WITH OVERLAPPING JURISDICTION, THE “REGULATOR”). SECTION 9.17 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 9.17.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated to be effective as of November 6, 2020, is entered into by and among Verano Holdings, LLC, a Delaware limited liability company (“Verano”), Alternative Medical Enterprises LLC, a Florida limited liability company (“AME”), Plants of Ruskin GPS, LLC, a Florida limited liability company (“POR”), RVC 360, LLC, a Florida limited liability company (“RVC”), and John Tipton, solely in the capacity as Member Representative (“Member Representative”). AME, POR and RVC may be referred to individually as a “Company,” and collectively as the “Companies.” Capitalized terms used herein have the meanings given such terms in Article I or in the section of this Agreement cross-referenced therein.

RECITALS

A. Verano, through the Verano Subsidiaries, owns, manages and/or operates marijuana dispensaries, cultivation facilities and manufacturing businesses in the United States of America (the “Verano Business”).

B. The Companies, through the Company Subsidiaries, own and operate medical marijuana dispensaries, cultivation facilities and manufacturing businesses in the States of Florida and Arizona (the “AME Business”).

C. Verano and the Companies desire to combine the Verano Business and the AME Business under a combined corporate ownership structure (the “Combination”), pursuant to which Verano and the Companies will be indirectly held by a British Columbia corporation to be named Verano Holdings Corp. (the “Resulting Issuer”), which will result from an amalgamation of Majesta Minerals, Inc., an Alberta corporation (“PubCo”), and a British Columbia corporation incorporated for the purpose of effecting such amalgamation (“BC Newco”), pursuant to a plan of arrangement (the “Plan of Arrangement”) in accordance with the laws of British Columbia (the “Arrangement”), and the Resulting Issuer will have its subordinate voting shares listed on the Canadian Securities Exchange (the “CSE”).

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D. In order to consummate the Arrangement and effect the Combination, the parties intend that, among other things, (i) PubCo will create a wholly-owned Delaware limited liability company (“Merger Sub 1”), and Merger Sub 1 will merge with and into Verano, with Verano surviving the merger (the “Verano Merger”); (ii) PubCo will create a wholly-owned Florida limited liability company (“Merger Sub 2”), and Merger Sub 2 will merge with and into AME, with AME surviving the merger (the “AME Merger”); (iii) PubCo will create a wholly-owned Florida limited liability company (“Merger Sub 3”), and Merger Sub 3 will merge with and into POR, with POR surviving the merger (the “POR Merger”); and (iv) PubCo will create a wholly-owned Florida limited liability company (“Merger Sub 4”), and Merger Sub 4 will merge with and into RVC, with RVC surviving the merger (the “RVC Merger,” and the AME Merger, the POR Merger and the RVC Merger, collectively, the “Company Mergers”);

E. The board of managers of Verano (the “Verano Board”) has (i) determined that this Agreement and the Ancillary Documents to which Verano will be a party and the transactions contemplated hereby and thereby, including, the Verano Merger and the Combination, are in the best interests of Verano and its members; and (ii) approved the execution and delivery of this Agreement and each Ancillary Document to which Verano is a party, and the performance by Verano and the Verano Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, in each case in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Governing Documents of Verano.

F. The board of managers of each Company (collectively, the “Company Boards”) has (i) determined that this Agreement and the Ancillary Documents to which such Company will be a party and the transactions contemplated hereby and thereby, including the applicable Company Merger and the Combination, are in the best interests of such Company and its Members; and (ii) approved the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents (subject to approval of a majority of the Members of each Company). A majority of the Members of each Company have also approved the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its respective Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, in each case in accordance with the Florida Revised Limited Liability Company Act (the “FRLLCA”) and the Governing Documents of such Company.

G. In accordance with the Plan of Arrangement, all of the shares of capital stock of PubCo, including those issued (i) to members of Verano in the Verano Merger and (ii) to Members of the Companies in the Company Mergers, shall be exchanged for the same number and class of shares of capital stock of the Resulting Issuer.

H. The parties hereto intend that: (i) the Verano Merger will qualify as a tax-deferred reorganization under Section 368 of the Code; (ii) the POR Holdings Reorganization, if effected, will be treated as a single integrated transaction qualifying as a tax-deferred reorganization under Section 368 of the Code; and (iii) the Verano Merger, the Company Mergers, the POR Holdings Reorganization and any other Exchanges, each if effected, will be part of a series of transactions constituting a single integrated transaction qualifying as a tax-deferred transaction under Section 351 of the Code.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“280E” has the meaning set forth in Section 6.08.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Act” has the meaning set forth in Section 9.17.

“Action” means any action, assessment, suit, proceeding (including arbitration proceeding), investigation, complaint, examination, subpoena, claim, charge, grievance, order, audit, governmental charge or inquiry.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AME” has the meaning set forth in the Preamble.

“AME Business” has the meaning set forth in the Recitals.

“AME Merger” has the meaning set forth in the Recitals.

“Ancillary Documents” means the Lock-Up Acknowledgements, the Letters of Transmittal, the Certificates of Merger, the Exchange Agreements and the certificates and statements to be delivered pursuant to Section 2.03.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.05(b).

“Arrangement” has the meaning set forth in the Recitals.

“BC Newco” has the meaning set forth in the Recitals.

“Broker Fee” means the amount set forth on Schedule 3.09 which is payable by the Companies in shares of PubCo, which shares shall reduce the number of shares comprising the Share Consideration.

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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in any of Florida, Arizona or Illinois are authorized or required by Law to be closed for business.

“Canadian Member” means a Member who is a resident of Canada for purposes of the ITA and not exempt from tax under Part I of the ITA, or a Member that is a “Canadian partnership” as defined in the ITA the majority of the members of which are not exempt from tax under Part I of the ITA.

“Canadian Securities Laws” means Canadian securities laws in each applicable jurisdiction, the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, multilateral and national instruments, orders, rulings (including blanket rulings), notices and other regulatory instruments of the securities regulatory authorities in such jurisdictions, but for certainty, not including the CSE Rules or the rules, regulations or policies of any other stock exchange.

“CARES Act” has the meaning set forth in Section 3.15(n).

“Cash” means cash and cash equivalents determined in accordance with IFRS, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of such Company’s IFRS Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Cash Consideration” has the meaning set forth in Section 2.01(c)(i).

“Certificates of Merger” has the meaning set forth in Section 2.04.

“Circular Information” has the meaning set forth in Section 5.05(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Consideration” means (a) $20,000,000 in cash, and (b) an aggregate number of shares of PubCo consisting of both proportionate voting shares, on an as-converted to subordinate voting shares basis, and subordinate voting shares (in such proportions as set forth on the Consideration Spreadsheet) equal to the quotient of (i) the Share Consideration, divided by (ii) the Listing Price (which number of shares are reduced by the shares of PubCo issued as payment for the Broker Fee).

“Closing Date” has the meaning set forth in Section 2.02Section 2.02.

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“Closing Net Indebtedness” means for each Company, without duplication of amounts included in Closing Working Capital or Transaction Expenses, the difference (which may be positive or negative) of (a) aggregate Indebtedness of such Company (excluding any amounts outstanding under the Working Capital Loan with respect to such Company, if any), minus (b) the aggregate Cash of such Company, minus (c)(i) only with respect to AME, Permitted Tax Distributions that have been made by AME to its Members, thereby reducing Cash balances, after the date hereof that are in an amount up to but not exceeding $2,000,000 in the aggregate (as such amount may be increased as set forth below), and (ii) only with respect to POR and RVC on a collective basis, Permitted Tax Distributions that have been made by POR and RVC to their respective Members, thereby reducing Cash balances, after the date hereof that are in an aggregate amount for both Companies up to but not exceeding $9,000,000 in the aggregate, in each case of the foregoing clauses (a), (b) and (c), determined as of immediately prior to the Closing without giving effect to purchase accounting or the effects of the transactions. Notwithstanding the foregoing and for the sake of clarity, the amount of any Permitted Tax Distribution made to AME, in its capacity as a Member, that is subsequently paid by AME to its Members as a Permitted Tax Distribution, thereby reducing Cash balances, shall increase the $2,000,000 limit provided for AME in clause (c)(i) above. In no event shall Cash and Permitted Tax Distributions be duplicative in the calculation of Closing Net Indebtedness.

“Closing Per Member Interest Consideration” means the Closing Consideration that is payable for each Member Interest pursuant to this Agreement and also, directly or indirectly, pursuant to the Exchange Agreements, as such amounts are determined as set forth on Schedule 2.08(b).

“Closing Working Capital” means, without duplication of amounts included in Closing Net Indebtedness or Transaction Expenses, with respect to a Company, (a) the Current Assets of such Company, minus (b) the Current Liabilities of such Company, determined as of immediately prior to the Closing without giving effect to purchase accounting or the effects of the transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination” has the meaning set forth in the Recitals.

“Commercial Arrangement” has the meaning set forth in Section 5.09(f).

“commercially reasonable efforts” means efforts that are fair, moderate, equitable and suitable under the circumstances and appropriate to the end in view to be taken by a Person as promptly as practicable that would be reasonable in the circumstances for similarly situated parties, which efforts do not guarantee an outcome and do not require that Person to (a) engage in conduct that would have a Material Adverse Effect on such Person; (b) take illegal actions; or (c) take any action that would harm its existence or solvency.

“Company” has the meaning set forth in the Preamble.

“Company Bank Accounts” has the meaning set forth in Section 3.22.

“Company Benefit Plan” has the meaning set forth in Section 3.19(c).

“Company Boards” has the meaning set forth in the Recitals.

“Company Financial Statements” has the meaning set forth in Section 3.06(a).

“Company FIRPTA Statements” has the meaning set forth in Section 6.09.

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“Company Fundamental Representations” means, with respect to any Company, the representations and warranties of such Company set forth in Sections 3.01 (Organization and Qualification); 3.02 (Authority; Approval); 3.07 (Capitalization); 3.08 (Subsidiaries); 3.09 (Brokers); 3.25(a) and (b) (Representations With Respect to FC); and 3.28 (Disclaimer of Reliance).

“Company Intellectual Property” has the meaning set forth in Section 3.16.

“Company Leases” has the meaning set forth in Section 3.14(a).

“Company Material Contracts” has the meaning set forth in Section 3.17(a).

“Company Mergers” has the meaning set forth in the Recitals.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Real Property” has the meaning set forth in Section 3.14(a).

“Company Related Party Transaction” has the meaning set forth in Section 3.21.

“Company Subsidiaries” means the Subsidiaries of any Company.

“Compliance Period” means the period of time (a) beginning on, as applicable, (i) January 1, 2018, (ii) with respect to any Verano Subsidiary or any Company Subsidiary, the date on which such Person became a Verano Subsidiary or Company Subsidiary, as applicable, if such date was after January 1, 2018, and (iii) with respect to any properties or assets, the date on which such properties or assets were acquired by Verano, any Verano Subsidiary, any Company or any Company Subsidiary, as applicable, if such date was after January 1, 2018, and (b) ending as of the Closing.

“Consideration Spreadsheet” has the meaning set forth in Section 2.14(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contractual Representations” means a representation or warranty made by a Company in Article III, by Verano in Article IV, and by a Company or Verano, as applicable, in any Ancillary Document, the definitive executed documents of the Financing, or in any information provided by or on behalf of such party in accordance with Section 5.05 that constitutes Circular Information or Listing Information.

“Convertible Note” has the meaning set forth in Section 2.01(f).

“CSE” has the meaning set forth in the Recitals.

“CSE Rules” means the rules, policies, and notices of the CSE, as may be amended or supplemented from time to time.

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“Current Assets” means, with respect to any Company, accounts receivable, nonrefundable deposits, inventory and prepaid expenses, but excluding (a) for the sake of clarity, all Cash, (b) any and all biological assets, (c) the portion of any prepaid expense of which such Company or PubCo will not receive the benefit following the Closing, (d) deferred Tax assets, (e) receivables from such Company’s Affiliates, managers, directors, employees, officers or Members and any of their respective Affiliates and (f) obsolete, damaged, defective, contaminated or slow-moving items of inventory, in each case determined in accordance with IFRS, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of such Company’s IFRS Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means, with respect to any Company, accounts payable, accrued Taxes, accrued expenses and notes and payables to any Members, officers, managers or employees of such Company or any of their respective Affiliates, but excluding (a) payables to any other Company, (b) deferred Tax liabilities, (c) Transaction Expenses and (d) the current portion of any Indebtedness of such Company, in each case determined in accordance with IFRS, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of such Company’s IFRS Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Derivative Securities” means, with respect to any Person, (a) equity awards under any employee benefit plan and (b) warrants, convertible securities or other rights, Contracts, arrangements or commitments of any character relating to the capital stock or other ownership interests of such Person or obligating such Person to issue or sell any shares of capital stock or other ownership interests such Person.

“Disclosing Party” has the meaning set forth in Section 5.06(a).

“Disclosure Schedules” means individually and collectively, the disclosure schedules to this Agreement delivered by the Companies and the disclosure schedules to this Agreement delivered by Verano, in each case concurrently with the execution and delivery of this Agreement, as such disclosure schedules may be updated and supplemented as provided in Section 5.06.

“DLLCA” has the meaning set forth in the Recitals.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.09(b).

“Exchange Agreements” has the meaning set forth in Section 2.01(b).

“Exchanges” has the meaning set forth in Section 2.01(b).

“FC” has the meaning set forth in Section 3.25(a).

“FC Permits” has the meaning set forth in Section 3.25(c).

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Financing” has the meaning set forth in Section 5.04(a).

“Fraud” means common law fraud under Delaware law with a specific intent to deceive, by Verano or a Company based on a Contractual Representation of such party; provided that at the time such representation was made (a) such representation was materially inaccurate, (b) such party (inclusive of its “Knowledge” parties) had actual knowledge (and not imputed or constructive knowledge) of the material inaccuracy of such representation, (c) such party had the specific intent to deceive another Person with such representation, and (d) the other Person acted in reliance on such inaccurate representation and suffered financial injury as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“FRLLCA” has the meaning set forth in the Recitals.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means, with respect to any Person, such Person’s articles of incorporation, certificate of formation, charter, bylaws, operating agreement, partnership agreement, stockholders or membership agreement, or equivalent organizational or governing documents, as applicable.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“IFRS Financial Statements” has the meaning set forth in Section 5.05(d)(ii).

“Indebtedness” means, without duplication and with respect to any Person, such Person together with its Subsidiaries, the aggregate of both the current and long term portions of: (a) the principal, accrued and unpaid interest, prepayment premiums or penalties (if any) in respect of (i) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment; (b) all obligations for the deferred purchase price of property or services, under conditional sales contracts, any title retention agreement or under any asset or equity purchase agreement; (c) all reimbursement obligations of such Person on any letter of credit or banker’s acceptance; (d) all obligations of the type referred to in clauses (a) through (c) for the payment of which such Person is liable as borrower, obligor, guarantor, or surety, including guarantees of such obligations (including under any “keep well” or similar arrangement), or such obligations that are secured by any Encumbrance upon any property or asset owned by such Person; (e) all amounts borrowed under any revolving credit card accounts; (f) any off balance sheet financing (but excluding all leases properly recorded under IFRS as operating leases); (g) the net cost of unwinding or terminating any interest rate, currency or other hedging agreements; (h) any earnout or other such similar contingent payment liabilities; (i) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions; (j) all amounts due under any future derivative, hedge, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or similar arrangement; (k) any past due accounts payable; (l) negative cash and all outstanding checks and issued but uncleared drafts; (m) any amounts paid by third-parties to such Person and required to be paid to customers, whether or not due; (n) any amounts earned by or accrued with respect to employees, whether or not due, including with respect to benefits, severance or compensation, including incentive compensation (including any portion of employee or payroll Taxes associated with such amounts) but excluding any severance or other compensation due to managers or officers who are required to resign pursuant to Section 5.07; and (o) any accrued and unpaid interest on, and any prepayment premiums, penalties, prepayment penalties, expenses, fees or similar contractual charges in respect of, any of the foregoing obligations. Notwithstanding the foregoing, the term “Indebtedness,” when used to determine Closing Consideration, shall not include (i) any Current Liabilities, or (ii) any Transaction Expenses.

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“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants mutually agreed to by Verano and Member Representative.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.

“Intended U.S. Tax Treatment” has the meaning set forth in Section 2.15.

“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).

“Key Employee” has the meaning set forth in Section 5.01(d).

“Knowledge” means, (a) when used with respect to Verano, the actual knowledge of any of George Archos, Sam Dorf, Brian Ward or Darren Weiss, (b) when used with respect to AME, the actual knowledge of any of Michael Smullen, Tom Deschamps or Bill Petron, and (c) when used with respect to POR and RVC, the actual knowledge of any of John Tipton or Dave Proffitt.

“Latest Balance Sheet” means (a) with respect to AME, the unaudited consolidated balance sheet of AME as of September 30, 2020, (b) with respect to POR and RVC, the unaudited combined and consolidated balance sheet of such Companies as of September 30, 2020, and (c) with respect to Verano, the unaudited consolidated and consolidating balance sheet of Verano as of September 30, 2020.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.09(c).

“Listing Application Documents” means all forms and other documents (other than the Listing Statement) required to be submitted to the CSE in connection with the listing of the subordinate voting shares of the Resulting Issuer on the CSE.

“Listing Information” has the meaning set forth in Section 5.05(b).

“Listing Price” means the price ascribed to the subordinate voting shares of the Resulting Issuer in the Financing, converted from Canadian dollars to U.S. dollars (if applicable) using the exchange rate as of such time as published by the Bank of Canada.

“Listing Statement” means Form 2A: Listing Statement of the CSE, as such document may be amended or supplemented from time to time.

“Lock-Up Acknowledgements” has the meaning set forth in Section 2.03(a)(i).

“Locked-Up Shares” has the meaning set forth in Section 5.15(a).

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“Majority Members” has the meaning set forth in Section 9.02(b).

“Material Adverse Effect” means, with respect to Verano, any Company or solely with respect to Section 5.15, PubCo, as applicable, any effect, change, event or circumstance that, individually or together with any other effects, changes events or circumstances, is, has been, or could reasonably be expected to be materially adverse to the Verano Business, the AME Business or solely with respect to Section 5.15, the combined Verano Business and AME Business, as applicable, or the assets and properties, condition (financial or otherwise), liabilities, operating results, operations or business of such Person and its Subsidiaries, taken a whole; provided, however, that any effect resulting or arising from any of the following will not be considered when determining whether a Material Adverse Effect has occurred: (a) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in U.S. economic or financial conditions generally; (b) any fact, event, series of events, change, effect or circumstance that affects the industry of such Person in its states of operations, generally; (c) any national or international political or social conditions, pandemics (including the global pandemic caused by COVID-19), including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) any action required or permitted by this Agreement (provided that this clause (d) shall not exclude the effect of any action taken (or omitted to be taken) in the ordinary course of business) or any action taken (or omitted to be taken) with the written consent of or at the written request of Verano, with respect to any Company, and any Company, with respect to Verano; (e) any changes after the date of this Agreement in applicable Laws or accounting rules, including GAAP or IFRS; or (f) the public announcement or disclosure of the transactions contemplated by this Agreement and the Ancillary Documents (but solely as such announcement or disclosure relates to (i) with respect to any Company, the identity of Verano, PubCo or any of their Affiliates, and (ii) with respect to Verano, the identity of any Company or any of their Affiliates); provided, however, in the case of each of the foregoing clauses (a), (b), (c) and (e), that such event (1) does not disproportionately affect such Person relative to other Persons (excluding, with respect to any Company, any other Company) engaged in the same industry, and (2) does not prevent or materially delay, and cannot reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated hereby.

“Member” means a holder of Member Interests.

“Member Interest” means a member interest in any Company.

“Member Representative” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Consideration Statement” has the meaning set forth in Section 2.13(a).

“Merger Sub 1” has the meaning set forth in the Recitals.

“Merger Sub 2” has the meaning set forth in the Recitals.

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“Merger Sub 3” has the meaning set forth in the Recitals.

“Merger Sub 4” has the meaning set forth in the Recitals.

“New Member Interests” has the meaning set forth in Section 2.09(a).

“Outside Date” means March 15, 2021; provided, however, that if there is a “second request” under the HSR Act, such date automatically shall be extended to allow for the expiration or termination of the applicable waiting periods, or the receipt of required authorizations, as applicable, under the HSR Act, and to permit the Closing to occur within a reasonable period of time thereafter, subject to the terms and conditions of this Agreement.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the U.S. Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Laws.

“Payment Due Date” has the meaning set forth in Section 2.01(e)(iii).

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Encumbrances” means, with respect to Verano, any Verano Subsidiary, any Company or any Company Subsidiary, each of the following: (a) Encumbrances for taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (d) other imperfections of title or encumbrance, if any, that do not and would not reasonably be expected to, interfere with the ownership or use (including pursuant to any right to use) of the relevant title, right or property; provided in all events the term “Permitted Encumbrances” shall not include any Encumbrance that secures the payment of any money, including all mechanics’ Encumbrances, mortgages, deeds of trust, and judgment Encumbrances.

“Permitted Tax Distributions” has the meaning set forth in Section 6.06.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plan of Arrangement” has the meaning set forth in the Recitals. “POR” has the meaning set forth in the Preamble.

“POR Holdings” means POR Holdings, LLC, a limited liability company organized under the laws of Florida which has elected for U.S. federal income tax purposes to be classified as a “small business corporation” or “S corporation” within the meaning of Code Section 1361(a)(1).

“POR Holdings Reorganization” has the meaning set forth in Section 2.15.

“POR Merger” has the meaning set forth in the Recitals.

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Member, such Person’s percentage ownership interest (represented by Member Interests as of immediately prior to the Effective Time) in each of the Companies, as set forth on Schedule 3.07(a) and the Consideration Spreadsheet.

“PubCo” has the meaning set forth in the Recitals.

“PubCo Circular” means the notice of the meeting of PubCo to be held to consider the approval of, among other matters, the Plan of Arrangement and the transactions contemplated thereby, including the Arrangement, the Verano Merger and the Combination, and the accompanying management information circular, together with any amendments thereto or supplements thereof.

“Receiving Party” has the meaning set forth in Section 5.06(a).

“Regulator” has the meaning set forth in Section 9.17.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.02(c).

“Resulting Issuer” has the meaning set forth in the Recitals.

“Rolled Shares” has the meaning set forth in Section 2.01(b).

“Rollover Securities” has the meaning set forth in Section 2.01(b).

“RVC” has the meaning set forth in the Preamble.

“RVC Merger” has the meaning set forth in the Recitals.

“Share Consideration” has the meaning set forth in Section 2.01(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.03(a)Section 6.03(b).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, partnership, limited liability company, or other business entity of which (a) a majority of the voting equity securities is beneficially owned by such Person, (b) the management of which is otherwise controlled, directly or indirectly, by such Person or (c) a purchase option with respect to a majority of the voting equity securities or all or substantially all of the assets is held by such Person.

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“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Target Working Capital” means (a) with respect to AME, $1,193,383, (b) with respect to POR, $32,381,612, and (c) with respect to RVC, ($8,290), a negative number.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Expenses” means, for each Company and to the extent unpaid, all fees and expenses incurred by such Company and any of its Affiliates (other than another Company) at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Company Mergers and the other transactions contemplated hereby and thereby, but excluding the Broker Fees.

“Transfer Consent” has the meaning set forth in Section 5.09(f).

“U.S.” means the United States of America and its territories.

“Verano” has the meaning set forth in the Preamble.

“Verano Bank Accounts” has the meaning set forth in Section 4.22.

“Verano Benefit Plan” has the meaning set forth in Section 4.19(c).

“Verano Board” has the meaning set forth in the Recitals.

“Verano Business” has the meaning set forth in the Recitals.

“Verano Exchanges” means, individually and collectively, (a) with respect to Verano Subsidiaries that are not wholly-owned by Verano, the transfer and assignment to PubCo of the ownership interests therein that are not owned by Verano in exchange for proportionate voting shares and subordinate voting shares of PubCo, and (b) with respect to members of Verano that are entities formed in a state of the United States and owned by Persons who are not residents of the United States, the transfer and assignment to PubCo of the ownership interests of such members of Verano in exchange for subordinate voting shares, which Verano Exchanges shall occur prior to the effectiveness of the Verano Merger and will be part of the Combination.

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“Verano Financial Statements” has the meaning set forth in Section 4.06(a).

“Verano FIRPTA Statements” has the meaning set forth in Section 6.09.

“Verano Fundamental Representations” means the representations and warranties of Verano set forth in Sections 4.01 (Organization and Qualification); 4.02 (Authority; Approval); 4.07 (Capitalization); 4.08 (Subsidiaries); 4.09 (Brokers); and 4.26 (Disclaimer of Reliance).

“Verano Intellectual Property” has the meaning set forth in Section 4.16.

“Verano Leases” has the meaning set forth in Section 4.14(a).

“Verano Material Contracts” has the meaning set forth in Section 4.17(a).

“Verano Merger” has the meaning set forth in the Recitals.

“Verano Merger Shares” means the aggregate number of shares of PubCo consisting of proportionate voting shares, on an as-converted to subordinate voting share basis, and subordinate voting shares (a) issued to members of Verano in the Verano Merger, (b) issued in the Verano Exchanges, and (c) issued to sellers in acquisitions described on Schedule I that will be consummated by Verano or a Verano Subsidiary.

“Verano Permits” has the meaning set forth in Section 4.12(a).

“Verano Real Property” has the meaning set forth in Section 4.14(a).

“Verano Related Party Transaction” has the meaning set forth in Section 4.21.

“Verano Subsidiaries” means the Subsidiaries of Verano prior to the Closing Date.

“Verano Tax Election” has the meaning set forth in Section 4.15(a).

“Working Capital Adjustment” means for each Company, (a) if the Closing Working Capital is in excess of the Target Working Capital, such excess amount; provided, however, that if such Closing Working Capital is less than or equal to 125% of the Target Working Capital, the Working Capital Adjustment shall be deemed to be $0; (b) if the Closing Working Capital is less than the Target Working Capital, the absolute value of such deficiency; provided, however, that if such Closing Working Capital is greater than or equal to 75% of the Target Working Capital, the Working Capital Adjustment shall be deemed to be $0; or (c) if the Closing Working Capital is equal to the Target Working Capital, $0.

“Working Capital Loan” has the meaning set forth in Section 5.11.

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ARTICLE II
THE MERGERS

Section 2.01 The Mergers.

(a) On the terms and subject to the conditions set forth in this Agreement:

(i) On the Closing Date but prior to the Effective Time of any Company Merger, Merger Sub 1 will merge with and into Verano, and the separate corporate existence of Merger Sub 1 will cease and Verano will continue its existence under the DLLCA as the surviving entity in the Verano Merger;

(ii) On the Closing Date after the effectiveness of the Verano Merger, Merger Sub 2 will merge with and into AME, and the separate corporate existence of Merger Sub 2 will cease and AME will continue its existence under the FRLLCA as the surviving entity in the AME Merger;

(iii) On the Closing Date after the effectiveness of the AME Merger, Merger Sub 3 will merge with and into POR, and the separate corporate existence of Merger Sub 3 will cease and POR will continue its existence under the FRLLCA as the surviving entity in the POR Merger; and

(iv) On the Closing Date after the effectiveness of the POR Merger, Merger Sub 4 will merge with and into RVC, and the separate corporate existence of Merger Sub 4 will cease and RVC will continue its existence under the FRLLCA as the surviving entity in the RVC Merger.

As used in this Agreement, each of AME, POR and RVC may be referred to as the “Surviving Entity” as such Company continues its existence after giving effect to its respective Company Merger as set forth above.

(b) Prior to the Closing Date, (i) each of the Canadian Members of AME set forth on Schedule 2.01(b) may, at their option, enter into exchange agreements with PubCo and AME pursuant to which such Canadian Members agree to exchange and transfer their Member Interests in AME, free and clear of all Encumbrances, to PubCo in exchange for a portion of the Merger Consideration as set forth on Schedule 2.01(b) and the Consideration Spreadsheet; and (ii) POR Holdings may, at its option, enter into an exchange agreement with PubCo and POR pursuant to which POR Holdings agrees to exchange and transfer its Member Interests in POR, free and clear of all Encumbrances, to PubCo in exchange for a portion of the Merger Consideration as set forth on Schedule 2.01(b) and the Consideration Spreadsheet. Such exchange agreements between PubCo and such Members (collectively, the “Exchange Agreements”) shall contain representations, warranties and covenants consistent with the scope and content of the applicable terms and conditions of this Agreement, and shall provide that the Member Interests being sold by a Member pursuant to an Exchange Agreement (the “Rolled Shares”) are being sold and exchanged in part in return for the issuance by PubCo of the Merger Consideration consisting of shares in the capital stock of PubCo (the “Rollover Securities”) and that, if desired by such Member who is a Canadian Member and if applicable, section 85 of the ITA and the equivalent or corresponding provisions of any applicable provincial or territorial statute shall apply to the exchange of such Rolled Shares for the Rollover Securities. Verano shall use commercially reasonable efforts to facilitate the timely preparation and execution of the Exchange Agreements and to cooperate with the parties thereto. The consummation of such equity exchanges and transfers pursuant to the Exchange Agreements (the “Exchanges”) must occur prior to the Effective Time of the AME Merger and the POR Merger, as applicable, otherwise such Exchange Agreements shall be null and void and the applicable Member Interests of AME shall be included in and be part of the AME Merger and the applicable Member Interests of POR shall be included in and be part of the POR Merger. No party to an Exchange Agreement may amend, modify or waive any provision thereof without the prior written consent of Verano, which consent shall not be unreasonably withheld, conditioned or delayed. At the request of each such Canadian Member entering into an Exchange Agreement that desires that section 85 of the ITA be so applicable, PubCo and such Canadian Member shall covenant and agree, as applicable, to execute and deliver in a timely manner an election and any amended election pursuant to section 85 of the ITA and the equivalent or corresponding provisions of any applicable provincial or territorial statute in respect of the transfers contemplated by the Exchange Agreement at such elected amount requested by such Canadian Member, subject to the limitations set forth in the ITA and the equivalent or corresponding provisions of any applicable provincial or territorial statute, and to otherwise cooperate in such regard with the intention that the election will result in the disposition of such Rolled Shares on a wholly or partially tax-deferred basis to such Canadian Member.

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(c) The consideration to be paid for all of the Member Interests to be acquired pursuant to the Company Mergers and the Exchanges shall consist of an aggregate amount equal to (the “Merger Consideration”):

(i) $35,000,000 in cash (the “Cash Consideration”); and

(ii) the number of proportionate voting shares of PubCo, on an as-converted to subordinate voting share basis, and subordinate voting shares of PubCo (in such proportions as provided for herein and as set forth on the Consideration Spreadsheet) having an aggregate dollar value equal to (such aggregate dollar value of PubCo shares, the “Share Consideration”):

(1)	the difference between (A) the quotient of the value of the Verano Merger Shares (calculated by multiplying the number of such shares by the Listing Price) divided by 0.770495, minus (B) the value of the Verano Merger Shares (calculated by multiplying the number of such shares by the Listing Price),

(2)	plus (in the case of an excess) or minus (in the case of a deficiency) the aggregate amount of the Working Capital Adjustments for all Companies,

(3)	minus (in the case of a positive amount) or plus (in the case of a negative amount ) the aggregate amount of Closing Net Indebtedness for all Companies,

(4)	minus the aggregate amount of Transaction Expenses for all Companies.

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(d) The Share Consideration shall be comprised of an aggregate number of PubCo shares (on an as-converted to subordinate voting share basis) equal to the quotient of (i) the Share Consideration, divided by (ii) the Listing Price. Such shares of PubCo comprising the Share Consideration shall consist of both proportionate voting shares, calculated on an as converted to subordinate voting share basis, and subordinate voting shares, each in such class amounts as are in parity with the proportionate voting shares, calculated on an as converted to subordinate voting share basis, and subordinate voting shares of PubCo that are issued in the Verano Merger. The shares of PubCo to be issued in consideration of the Broker Fees shall be issued to the Persons set forth on Schedule 3.09 and shall reduce the amount of shares of PubCo comprising the Share Consideration otherwise issuable in the Company Mergers and the Exchange, and will be reflected on the Consideration Spreadsheet. Such shares of PubCo issued in satisfaction of the Broker Fee shall not be deemed part of the Share Consideration issued in the Company Mergers or the Exchanges.

(e) All payments of the Cash Consideration shall be made by wire transfer of immediately available funds to the Exchange Agent, for distribution in accordance with the Consideration Spreadsheet, as follows:

(i) $20,000,000 of the Cash Consideration shall be payable on the Closing Date;

(ii) $10,000,000 of the Cash Consideration shall be payable on the six-month anniversary of the Closing Date; and

(iii) $5,000,000 of the Cash Consideration shall be payable on the 12-month anniversary of the Closing Date (each such six-month and 12-month anniversary date, a “Payment Due Date”).

(f) At the Closing, Verano shall cause PubCo to issue to each Member entitled to receive Cash Consideration an unsecured, interest free, convertible promissory note with a principal amount equal to the portion of the Cash Consideration payable to such Member after the Closing, which shall be payable on the Payment Due Dates in the proportionate amounts set forth on Schedule 2.08(b) (each, a “Convertible Note”). Each Convertible Note shall provide that, at the option of the holder thereof, if all or any portion of the principal amount thereof that is due on a Payment Due Date is not timely paid, then such past due principal amount may be converted into subordinate voting shares and proportionate voting shares, based on an as-converted basis to subordinate voting shares, in the same proportion as the subordinate voting shares and proportionate voting shares of PubCo issued to Members at the Closing as set forth in the Consideration Spreadsheet; provided that the holder of the Convertible Note must exercise such conversion option in writing as provided in the Convertible Note no later than three Business Days after the applicable Payment Due Date. The number of shares issued upon conversion of such unpaid principal amount of a Convertible Note shall be based on the closing price of the subordinate voting shares of PubCo at the close of trading on the CSE on the trading day immediately preceding the date of the share issuances, which share issuances shall occur within three Business Days after receipt of such conversion notice. At the time of the conversion exercise, the holder must deliver a Lock-Up Acknowledgment with respect to such proportionate voting shares and subordinate voting shares issued pursuant to its Convertible Note.

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(g) The parties hereto acknowledge and agree that, in accordance with the Plan of Arrangement, all of the shares of capital stock of PubCo, including those issued to Members in the Company Mergers and to Members in the Exchanges as set forth on Schedule 2.08(b), shall be exchanged for the same number and class of shares of capital stock of the Resulting Issuer. For purposes of this Agreement, references to PubCo in the context of any point in time following the completion of the amalgamation of PubCo with BC Newco pursuant to the Arrangement and effectiveness of the Combination shall be deemed to refer to the Resulting Issuer.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Company Mergers (the “Closing”) shall take place on the same Business Day as the effective date of the Arrangement and the Combination and after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing), and at the time and place as the Companies and Verano may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Companies shall deliver (or cause to be delivered as may be specified herein) to Verano the following:

(i) lock-up acknowledgements, each substantially in the form attached as Exhibit A (each, a “Lock-Up Acknowledgement”), that cover at least 75% of all of the Share Consideration to be issued in the Company Mergers and the Exchanges, duly executed by the Persons receiving such Share Consideration;

(ii) resignations of certain managers and officers of each Company pursuant to Section 5.07;

(iii) a certificate, dated as of the Closing Date and signed by duly authorized officers of each Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of each Company certifying (1) that attached thereto are true and complete copies of all resolutions adopted by the applicable Company Board approving the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents (subject to approval of a majority of the Members of each Company), (2) that attached thereto are true and complete copies of resolutions adopted by a majority of the Members of each Company approving the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, (3) that all such resolutions referenced in clauses (1) and (2) are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (4) the names and signatures of the officers of such Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder to which such Company is a party;

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(v) a good standing certificate (or its equivalent) for each Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company is formed;

(vi) the Company FIRPTA Statements; and

(vii) such other documents or instruments as Verano reasonably requests prior to the Closing Date and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Verano shall deliver (or cause to be delivered by PubCo or such other Person as may be specified herein) to the Companies (or such other Person as may be specified herein) the following:

(i) to the Exchange Agent, the aggregate Closing Consideration payable and issuable in the Company Mergers and in the Exchanges;

(ii) Convertible Notes duly executed and payable to the Members as set forth in the Consideration Spreadsheet;

(iii) payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Companies to such third parties as Transaction Expenses, as set forth on the Merger Consideration Statement;

(iv) payment to holders of outstanding Indebtedness , if any, by wire transfer of immediately available funds, that amount of money due and owing from any Company to such holder of outstanding Indebtedness, as set forth on the Merger Consideration Statement;

(v) the issuance of shares of PubCo as payment for the Broker Fees as set forth on Schedule 3.09 and the Consideration Spreadsheet;

(vi) a certificate, dated as of the Closing Date and signed by duly authorized officers of Verano, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(vii) a certificate of the Secretary (or equivalent officer) of Verano certifying (1) that attached thereto are true and complete copies of all resolutions adopted by the Verano Board approving the execution and delivery of this Agreement and each Ancillary Document to which Verano is a party, and the performance by Verano and the Verano Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, (2) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (3) the names and signatures of the officers of Verano authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(viii) the Verano FIRPTA Statements;

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(ix) lock-up agreements duly executed by or on behalf of the Persons receiving Verano Merger Shares containing the same transfer restrictions as set forth in the Lock-Up Acknowledgment and that cover at least a number of Verano Merger Shares equal to (1) 75% of all of the Verano Merger Shares, minus (2) all Verano Merger Shares subject to existing lock-up restrictions, in all cases as in effect on the date of this Agreement and that have been disclosed to Member Representative prior to the date hereof; and

(x) such other documents or instruments as the Companies reasonably request prior to the Closing Date that are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, each Company and Verano shall cause a certificate of merger for such Company’s respective Company Merger (a “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FRLLCA and shall make all other filings or recordings required under the FRLLCA. Each Company Merger shall become effective at such time as the Certificate of Merger for such Company Merger has been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by such Company and Verano in writing and specified in such Company’s Certificate of Merger in accordance with the FRLLCA (the effective time of an applicable Company Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Company Mergers. The Company Mergers shall have the effects set forth herein and in the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of AME and Merger Sub 2 shall vest in AME as the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of AME and Merger Sub 2 shall become the debts, liabilities, obligations, restrictions and duties of AME as the Surviving Entity; (b) all property, rights, privileges, immunities, powers, franchises, licenses and authority of POR and Merger Sub 3 shall vest in POR as the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of POR and Merger Sub 3 shall become the debts, liabilities, obligations, restrictions and duties of POR as the Surviving Entity; and (c) all property, rights, privileges, immunities, powers, franchises, licenses and authority of RVC and Merger Sub 4 shall vest in RVC as the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of RVC and Merger Sub 4 shall become the debts, liabilities, obligations, restrictions and duties of RVC as the Surviving Entity.

Section 2.06 Governing Documents. At the Effective Time, (a) the articles of organization and limited liability company operating agreement of Merger Sub 2 as in effect immediately prior to the Effective Time shall be the articles and organization and limited liability company operating agreement, respectively, of AME as the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law; (b) the articles of organization and limited liability company operating agreement of Merger Sub 3 as in effect immediately prior to the Effective Time shall be the articles and organization and limited liability company operating agreement, respectively, of POR as the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (c) the articles of organization and limited liability company operating agreement of Merger Sub 4 as in effect immediately prior to the Effective Time shall be the articles and organization and limited liability company operating agreement, respectively, of RVC as the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

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Section 2.07 Managers and Officers. The managers and officers of each of AME, POR and RVC, as the Surviving Entities, shall, from and after the Effective Time, be the managers and officers as set forth on Schedule 2.07 until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of such Surviving Entity.

Section 2.08 Effect of the Company Mergers on Member Interests. At the Effective Time for each Company Merger, and as a result of such Company Merger, without any action on the part of Verano, such Company, any of its Members or any other Person:

(a) Exclusion of Certain Member Interests. Member Interests that are owned by Verano, PubCo or any Company or any of their respective direct or indirect wholly owned subsidiaries (other than Merger Sub 2, Merger Sub 3 or Merger Sub 4) immediately prior to the Effective Time of each respective Company Merger shall remain outstanding and be unaffected by the Company Merger, and no Merger Consideration shall be delivered in exchange therefor.

(b) Conversion of Member Interests. Each Member Interest issued and outstanding immediately prior to the Effective Time (other than Member Interests to be excluded and remain outstanding in accordance with Section 2.08(a)) shall be converted into the right to receive the Closing Per Member Interest Consideration, at the respective times and subject to the contingencies specified herein, as set forth on Schedule 2.08(b).

(c) Conversion of Merger Subs’ Member Interests. Each member interest of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into and become a newly issued member interest of AME, as the Surviving Entity. Each member interest of Merger Sub 3 issued and outstanding immediately prior to the Effective Time shall be converted into and become a newly issued member interest of POR, as the Surviving Entity. Each member interest of Merger Sub 4 issued and outstanding immediately prior to the Effective Time shall be converted into and become a newly issued member interest of RVC, as the Surviving Entity.

Section 2.09 Issuance of New Member Interests; Exchange and Payment.

(a) As a condition to the consummation of the Combination, PubCo must assume and take assignment from Verano of all obligations of Verano hereunder, including the payment of the Cash Consideration and issuance of the Share Consideration. In consideration for PubCo assuming and becoming obligated to pay the Cash Consideration and issue the Share Consideration, at the Effective Time each Surviving Entity and Verano will issue member interests (the “New Member Interests”) to PubCo in consideration for PubCo assuming and becoming obligated to pay the Cash Consideration and issue the Share Consideration. The number of New Member Interests issued to PubCo by Verano will be equal to the number of PubCo shares issued as Share Consideration in connection with the corresponding Company Merger or Exchange. The fair market value of the Share Consideration issued by PubCo to acquire the Member Interests will be an amount equal to the fair market value of the New Member Interests (that is, an amount equal to the aggregate fair market value of all of the Member Interests outstanding immediately before the applicable Effective Times) less the amount of the Cash Consideration.

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(b) Prior to the Effective Time, Verano shall appoint an exchange agent reasonably acceptable to each Company (the “Exchange Agent”) to act as the exchange agent in the Company Mergers and the Exchange Agreements.

(c) As promptly as practicable prior to the Closing Date and in any event not later than three Business Days prior thereto, the Exchange Agent shall send to each Member a letter of transmittal (a “Letter of Transmittal”) and instructions for use in effecting the exchange of Member Interests in each Company for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Letter of Transmittal shall be in customary form used by the Exchange Agent in similar transactions and shall contain “accredited investor” (as defined by United States federal securities laws) and other customary representations and releases by the Member party thereto and shall otherwise be in form and substance mutually agreed to by the parties hereto and the Exchange Agent. The Exchange Agent shall, no later than the later of (i) one Business Day after the Closing Date or (ii) three Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to the applicable Member a portion of the Merger Consideration as provided in Section 2.08(b). Unless otherwise provided herein, no interest shall be paid or shall accrue on the Merger Consideration, including the Cash Consideration or any portion thereof.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person who is recorded on the applicable Company’s books and record as the owner of the Member Interests, including in an Exchange, it shall be a condition to such payment that (i) such Member Interests shall be properly transferred in accordance with such Company’s Governing Documents, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the recorded owner of such Member Interests, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Section 2.10 No Further Ownership Rights in Member Interests. All Merger Consideration paid or payable upon the exchange of Member Interests in any Company in accordance with the terms of this Agreement or an Exchange Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Member Interests. From and after the Effective Time, there shall be no further registration of transfers of Member Interests on the transfer books of any Surviving Entity.

Section 2.11 Changes in Member Interests. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Member Interests of any Company shall occur as allowed by this Agreement or otherwise consented to by Verano in its sole discretion, including by reason of any reclassification, recapitalization, split (including reverse split) or combination, exchange or readjustment, or any dividend or distribution paid in Member Interests, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change, and the Companies shall deliver promptly (or cause to be delivered) to Verano an updated Schedule 2.08(b) adjusted to reflect such change.

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Section 2.12 Withholding Rights. Each of the Exchange Agent, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4 and PubCo and any of their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law; provided that any amounts which may be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Section 2.12 shall first be deducted and withheld from any Cash Consideration payable to such Person before any such amounts are deducted and withheld from any Share Consideration payable to such Person. To the extent that amounts are so deducted and withheld by the Exchange Agent, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4 or PubCo or any of their respective Affiliates, as the case may be, such amounts shall be treated for all purposes of this Agreement and the Exchange Agreements as having been paid to the Person in respect of which the Exchange Agent, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4 or PubCo or any of their respective Affiliates, as the case may be, made such deduction and withholding. The parties hereto shall reasonably cooperate, including the provision of information and any additionally necessary certificates or statements, to reduce or eliminate any applicable Tax withholding to the extent permitted by applicable Law.

Section 2.13 Adjustments to Merger Consideration.

(a) At least ten Business Days before the Closing Date, each Company shall prepare and deliver to Verano a statement, certified by the Chief Financial Officer and Chief Executive Officer of such Company, setting forth in reasonable detail (1) the Working Capital Adjustment for such Company, (2) the amount of Closing Net Indebtedness for such Company, including the Persons to whom such amounts are payable, (3) the amount of Transaction Expenses for such Company, including the Persons to whom such amounts are payable; and (4) such Company’s calculation of the Cash Consideration and Share Consideration payable with respect to such Company’s Members (and in respect of the Broker Fees) resulting therefrom, which statement shall contain an estimated balance sheet of such Company as of the Closing Date without giving effect to the transactions contemplated herein (each such statement, a “Merger Consideration Statement”). The Merger Consideration Statement shall contain the certification of the Chief Financial Officer and Chief Executive Officer of each such Company certifying that (i) the outside accountants of the Company participated in the preparation of, and reviewed, the Merger Consideration Statement, and (ii) the Merger Consideration Statement was prepared in accordance with IFRS, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the IFRS Financial Statements of such Company for the most recent fiscal year end as if such Merger Consideration Statement was being prepared as of a fiscal year end.

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(b) After receipt, Verano shall review the Merger Consideration Statements and Verano and its accountants shall have full access to the books and records of the Companies and the personnel of, and work papers prepared by, each Company or its accountants to the extent they relate to the Merger Consideration Statements and any historical information relating to such Merger Consideration Statements as Verano may reasonably request; provided that such access shall be in a manner that does not interfere with the normal business operations of such Company. Prior to four Business Days before the Closing Date, Verano may object to any Merger Consideration Statement by delivering to Member Representative a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith. If Verano timely delivers such an objection, Verano and Member Representative shall negotiate in good faith to resolve such objections prior to the Closing Date. If Verano and Member Representative fail to reach an agreement with respect to all of the matters set forth in the Merger Consideration Statements before the scheduled Closing Date, then the Closing Date may be delayed by either Verano or Member Representative until such time as the amounts remaining in dispute are resolved. If not objected to and accepted by Verano or when any disputed items therein are resolved, such Merger Consideration Statements, with such changes as may have been previously agreed in writing by Verano and Member Representative, shall be final and binding on the parties hereto and shall be used in determining the Share Consideration.

Section 2.14 Consideration Spreadsheet.

(a) Upon the finalization of the Merger Consideration Spreadsheets, Verano and Member Representative jointly shall prepare a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing, the following:

(i) the names and addresses of all Members of the Companies and the number of Member Interests held by such Persons, including any Members participating in an Exchange;

(ii) detailed calculations of the Closing Consideration and Closing Per Member Interest Consideration;

(iii) the number and proportion of proportionate voting shares of PubCo (including on an as-converted to subordinate voting shares basis), and subordinate voting shares of PubCo to be issued in each Company Merger and in each Exchange;

(iv) each Person’s share (both as a percentage interest and the interest in dollar terms) of the Merger Consideration, the Cash Consideration and the Share Consideration (in proportionate voting shares of PubCo and subordinate voting shares of PubCo), including with respect to payment of the Broker Fee; and

(v) for the Members receiving Cash Consideration, the principal amount of each such Member’s Convertible Note.

(b) The parties agree that Verano and PubCo shall be entitled to conclusively rely on the Consideration Spreadsheet in making payments under Article II, and neither Verano nor PubCo shall be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

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Section 2.15 U.S. Tax Treatment. The parties hereto intend, and the Exchange Agreements shall provide, (a) that PubCo will be treated as a U.S. domestic corporation under Section 7874 of the Code; (b) that the Verano Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder; (c) that the transfer by POR Holdings of its Member Interests of POR to PubCo in exchange for its portion of the Merger Consideration as set forth on Schedule 2.01(b) and the Consideration Spreadsheet and the liquidation of POR Holdings thereafter (together, the “POR Holdings Reorganization”), if effected, be treated as single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder; (d) that the Verano Merger, and the Company Mergers, and, the POR Holdings Reorganization and any other Exchanges, each if effected, will be part of a series of transactions constituting a single integrated transaction qualifying as a tax-deferred transaction under Section 351 of the Code; and (d) this Agreement to be, and this Agreement is adopted as, a “plan of reorganization” under Section 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended U.S. Tax Treatment”). Each party hereto agrees not to take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended U.S. Tax Treatment set forth in this Section 2.15, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct. Each party hereto agrees to act in a manner that is consistent with the Intended U.S. Tax Treatment. In the event the parties determine that the foregoing transactions may not qualify for the Intended U.S. Tax Treatment, the parties hereto will cooperate in restructuring such transactions to the extent reasonably possible, to cause such transactions to so qualify. Notwithstanding the foregoing, the parties hereto do not make any representation, warranty or covenant to the any other party hereto or to their equityholders (and, including without limitation, holders of any options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Verano Merger, the Company Mergers, the Arrangement or any other transactions contemplated by this Agreement or ancillary to the Arrangement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the correspondingly numbered Disclosure Schedule, each Company, severally and not jointly, represents and warrants to Verano that the statements contained in this Article III are true and correct with respect to such Company.

Section 3.01 Organization and Qualification. Such Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Such Company has all necessary limited liability company power and authority to own, lease and operate its properties, and to carry on its business as now conducted, except under Federal Cannabis Laws. Such Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the AME Business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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Section 3.02 Authority; Approval.

(a) Such Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Combination and the applicable Company Merger, except under Federal Cannabis Laws. No further act or proceeding on the part of such Company, its Company Board or its Members is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Company is a party. This Agreement and the Ancillary Documents to which such Company is a party have been (or will be at the Closing, as applicable) duly executed and delivered by such Company, and, assuming due authorization, execution and delivery by the other parties thereto, constitute (or will constitute at the Closing, as applicable) legal, valid and binding obligations of such Company, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles and Federal Cannabis Laws).

(b) Such Company’s Company Board has (i) determined that this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including the Arrangement, the applicable Company Merger and the Combination, are in the best interests of such Company and its Members; and (ii) approved the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents (subject to approval of a majority of the Members of each Company), in each case in accordance with the FRLLCA and the Governing Documents of such Company. A majority of the Members of each Company have approved the execution and delivery of this Agreement and each Ancillary Document to which such Company is a party, and the performance by such Company and its respective Company Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, in accordance with the FRLLCA and the Governing Documents of such Company. With respect to each Company, no further approval of its Members or Company Board is required in connection with the execution, delivery and performance by such Company and its Subsidiaries of their obligations under this Agreement or the Ancillary Agreements of such Company.

Section 3.03 No Conflicts; Consents. Except as set forth on Schedule 3.03, neither the execution and the delivery by such Company of this Agreement and the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, including the Combination and the applicable Company Merger, (a) violate or conflict with any provisions of the Governing Documents of such Company or any of its Company Subsidiaries, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which such Company or Company Subsidiary or any of their properties or assets are subject, except for Federal Cannabis Laws or (c) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Encumbrance upon or with respect to any of the Member Interests or assets of such Company or Company Subsidiary, under any Contract, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect. Except as set forth on Schedule 3.03, no consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of such Company or any of its Company Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain or make any of the foregoing would not have a Material Adverse Effect. Neither such Company nor any of its Company Subsidiaries has received any written or oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

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Section 3.04 Legal Proceedings. Except as set forth on Schedule 3.04, there is no Action or series of related Actions, whether written or oral, pending or, to such Company’s Knowledge, threatened against, related to or affecting such Company or any of its Company Subsidiaries, or any of their managers, directors or officers (in each case in their capacities as such), at law or in equity by or before a third Person or a Governmental Authority (a) with respect to the transactions contemplated by this Agreement and the Ancillary Documents or (b) otherwise, except in the case of clause (b), as would not result in monetary damages in excess of $100,000 or have a Material Adverse Effect. Except as set forth on Schedule 3.04, such Company and each of its Company Subsidiaries has not received any notice of any accident, happening or event which is or has been caused or allegedly caused by, or otherwise involves, any services performed in connection with or on behalf of such Company or Company Subsidiary, in each case that is reasonably likely to result in or serve as a basis for a future Action or loss. Except as set forth on Schedule 3.04, such Company and each of its Company Subsidiaries is not subject to or bound by any settlement or conciliation agreement entered into during the Compliance Period. There are no Governmental Orders outstanding against or affecting such Company or any of its Company Subsidiaries, or against or affecting any manager, director, officer, employee, partner or equityholder of such Company or such Company Subsidiary.

Section 3.05 Compliance with Laws.

(a) Except for the Federal Cannabis Laws, such Company and each of its Company Subsidiaries has complied in all material respects during the Compliance Period, and is now complying in all material respects, with all Laws applicable to the AME Business or the properties or assets of such Company or Company Subsidiaries.

(b) The operations of such Company and each of its Company Subsidiaries are, and have been conducted during the Compliance Period, in compliance in all material respects with all financial recordkeeping and reporting requirements, the applicable anti-money laundering statutes of all jurisdictions where such Company or Company Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority (collectively, “Anti-Money Laundering Laws”). No Action involving such Company or any of its Company Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to such Company’s Knowledge, threatened.

(c) To such Company’s Knowledge, no equityholder, manager, officer, agent, employee, Affiliate, or other Person associated with or acting on behalf of such Company or any of its Company Subsidiaries has (i) used any funds of such Company or Company Subsidiary for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic Governmental Authority or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated any provision of (1) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or (2) any other anti-bribery or anti-corruption statute or regulation.

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(d) Such Company and each of its Company Subsidiaries is in compliance in all material respects with all applicable state and local Laws, and Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis or medical marijuana. Such Company and each of its Company Subsidiaries does not import or export cannabis products, from or to, any foreign country.

Section 3.06 Financial Statements.

(a) Schedule 3.06(a) contains true and complete copies of the following financial statements of the Companies (collectively, the “Company Financial Statements”):

(i) with respect to AME, (1) the audited consolidated and consolidating balance sheets of AME for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of AME for the fiscal years ended December 31, 2018 and December 31, 2019, and (2) the unaudited consolidated and consolidating balance sheet of AME as of September 30, 2020 and the related unaudited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of AME for the nine-month period then ended; and

(ii) with respect to POR and RVC, (1) the audited combined, consolidated and consolidating balance sheets of such Company for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited combined, consolidated and consolidating statements of income, cash flows and the capital accounts of the members of such Company for the fiscal years ended December 31, 2018 and December 31, 2019, and (2) the unaudited combined, consolidated and consolidating balance sheet of such Company as of September 30, 2020 and the related unaudited combined, consolidated and consolidating statements of income, cash flows and the capital accounts of the members of such Company for the nine-month period then ended.

(b) The Company Financial Statements of such Company have been prepared in accordance with GAAP or IFRS, as noted therein, applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Company Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Company Financial Statements of such Company. Each of the Company Financial Statements of such Company (including in all cases the notes thereto, if any) has been prepared from, and is consistent with, the books and records of such Company and accurately presents in all material respects the financial condition and results of operations of such Company as of the times and for the periods referred to therein.

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Section 3.07 Capitalization.

(a) Schedule 3.07(a) sets forth all issued and outstanding ownership interests of such Company and the Members who hold such interests and their respective Pro Rata Shares. All issued and outstanding ownership interests of such Company, which consist solely of Member Interests, are held beneficially and of record by Members of such Company set forth on Schedule 3.07(a), free and clear of all Encumbrances. The Member Interests of such Company were issued in compliance with applicable Laws and were not issued in violation of such Company’s Governing Documents or any other agreement, arrangement or commitment to which such Company is a party.

(b) Except as set forth on Schedule 3.07(b), (i) such Company has no outstanding Derivative Securities, (ii) such Company does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lockup or market standoff agreements) of any ownership interests or other securities of such Company.

Section 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth (i) each Company Subsidiary of such Company, (ii) such Company’s direct or indirect ownership interest in such Company Subsidiary (and the nature of such ownership, if indirect) and (iii) the ownership interests of any other Person in such Company Subsidiary. Other than its Company Subsidiaries set forth on Schedule 3.08(a), such Company does not, directly or indirectly, own, control or have any ownership interests in any other Person.

(b) Each Company Subsidiary of such Company is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Company Subsidiary of such Company has all necessary power (limited liability company or corporate, as applicable) and authority to own, lease and operate its properties, and to carry on its business as now conducted. Each Company Subsidiary of such Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the AME Business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.08(c), with respect to each Company Subsidiary of such Company, (i) such Company Subsidiary has no Derivative Securities, (ii) such Company Subsidiary does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of such Company Subsidiary.

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Section 3.09 Brokers. Except as set forth on Schedule 3.09, no Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement or the Ancillary Documents on the basis of any act or statement made or alleged to have been made by or on behalf of such Company, its Members or any Affiliates of any of the foregoing, or any banker, financial advisor, other representative or other Person retained by or acting for or on behalf of any of them.

Section 3.10 Absence of Changes. Since December 31, 2019, there has been no Material Adverse Effect with respect to such Company. Without limiting the foregoing, since such date, except as set forth on Schedule 3.10, or as expressly contemplated by this Agreement (including as permitted under Section 5.01(k)), such Company and each of its Company Subsidiaries has not:

(a) entered into, or caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation of, or granted any waiver or given any consent or release with respect to, any Contract (or series of related Contracts) providing for the payment of more than $100,000 in the aggregate in any 12-month period;

(b) (i) issued any note, bond or other debt security, (ii) created, incurred, assumed or guaranteed, or (iii) made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of such Company or Company Subsidiary, in each case with respect to any indebtedness involving, individually or in the aggregate, more than $100,000;

(c) adopted, amended, modified or terminated any Company Benefit Plan;

(d) made any loans or advances (other than expense advancements in the ordinary course of business) in excess of $10,000 in the aggregate to any of its Members, managers, officers or employees, or any Affiliates thereof;

(e) authorized or effected any amendment or change in its Governing Documents;

(f) authorized or effected any split, combination or reclassification of any of its Member Interests;

(g) authorized or effected any declaration or payment of any distributions on or in respect of any Member Interests in such Company or ownership interests in such Company Subsidiary, other than for tax distributions to Members of such Company in accordance with its current operating agreement;

(h) excluding the preparation and delivery of the IFRS Financial Statements, made any change in any method of accounting or accounting practices of such Company or Company Subsidiary, except as required by GAAP or as disclosed in the Company Financial Statements;

(i) transferred, assigned or granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

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(j) made any capital investment in, or any loan to, any other Person, in each case in excess of $50,000 in the aggregate;

(k) made any capital expenditures in excess of $100,000 in the aggregate;

(l) except in the ordinary course of business, (i) granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) changed the terms of employment for, or terminated, any officer, manager, key employee or group of employees, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(m) except in the ordinary course of business, adopted, modified or terminated any (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant or (ii) Company Benefit Plan;

(n) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(o) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $20,000, individually (in the case of a lease, per annum), or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(p) entered into any Contracts with another Person to purchase a majority interest in or substantially all of the assets of another entity (or to acquire an option to purchase a majority interest in or substantially all of the assets of another entity); or

(q) authorized or entered into any Contract to do any of the foregoing or authorized, taken or agreed to take (or fail to take) any action with respect to the foregoing.

Section 3.11 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.11, such Company and each of its Company Subsidiaries has no liability of a type required to be reflected on a balance sheet prepared in accordance with IFRS, except for those liabilities (a) set forth on the Latest Balance Sheet and (b) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which exceeds $100,000).

Section 3.12 Permits and Licenses.

(a) Such Company and each of its Company Subsidiaries owns, manages, holds or possesses, and has complied during the Compliance Period in all material respects with, and is in compliance in all material respects with, all permits, licenses, franchises, approvals, registrations, findings of suitability, certificates of occupancy, franchises, variances, authorizations, consents, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) which are required for the operation and ownership of such Company or Company Subsidiary (collectively, “Company Permits”). Schedule 3.12(a) sets forth a complete and correct list and brief description of all Company Permits, and all Company Permits are valid and in full force and effect.

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(b) Such Company and each of its Company Subsidiaries has fulfilled and performed in all material respects its obligations under each Company Permit during the Compliance Period, and is not in breach or default under any Company Permit, and no written notice of cancellation, default or dispute concerning any Company Permit, or of any event, condition or state of facts described in the preceding clause, has been received by such Company or Company Subsidiary in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.12(b), all Company Permits will remain owned, held or possessed, as applicable, and otherwise available for use by the applicable Surviving Entity immediately after the Closing. During the Compliance Period, such Company and each of its Company Subsidiaries has not been a party to or subject to any Action seeking to revoke, suspend or otherwise limit any Company Permit.

Section 3.13 Title to Properties. Such Company or one of its Company Subsidiaries is in possession of, and has title to or a valid leasehold interest in, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth on Schedule 3.13, all of the properties and assets reflected on the face of the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, in each case other than such properties or assets sold or otherwise disposed of in the ordinary course of business after the date of the Latest Balance Sheet.

Section 3.14 Real Property.

(a) Schedule 3.14(a) sets forth and briefly describes all real property owned, leased, subleased, licensed to or otherwise used or occupied by such Company or any of its Company Subsidiaries (the “Company Real Property”), including with respect to each parcel of Company Real Property (i) the street address or legal description, (ii) the name of the landlord, sublandlord, licensor or grantor, as applicable, and (iii) all leases, subleases, licenses, occupancy agreements and other similar agreements (collectively hereinafter referred to as the “Company Leases”). Such Company or Company Subsidiary, as applicable, has good and marketable fee simple title to all owned Company Real Property and a good and valid leasehold interest in all leased Company Real Property.

(b) All Company Real Property (including leasehold interests) is free and clear of Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 3.14(b).

(c) Such Company has made available to Verano correct and complete copies, or, if oral, a reasonably complete and accurate written description, of the Company Leases. Each Company Lease is legal, valid, binding, enforceable and in full force and effect with respect to such Company or Company Subsidiary, as applicable, and, to such Company’s Knowledge, with respect to each other parties thereto. To such Company’s Knowledge, such Company and each of its Company Subsidiaries is not in default under any Company Lease, and there are no facts or circumstances currently existing which, if known by any the other party or parties to a Company Lease, with or without the giving of notice, passage of time or both, would constitute a default by such Company or Company Subsidiary under any Company Lease. To such Company’s Knowledge, no other party to any Company Lease is in default under any such Company Lease, and there are no facts or circumstances currently existing which, if known by such Company or any of its Company Subsidiaries, with or without the giving of notice, passage of time or both, would constitute a default by such other party under such Company Lease.

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(d) With respect to each parcel of Company Real Property, to such Company’s Knowledge, (i) such Company or one of its Company Subsidiaries is now in possession of such Company Real Property, (ii) such Company or Company Subsidiary has not received written notice that any condemnation or eminent domain action against such Company Real Property is pending or threatened, (iii) there are no subleases, licenses, or other third party use or occupancy rights with respect to such Company Real Property, except as set forth in Schedule 3.14(d) or where such rights are a recorded encumbrance on title, and (iv) there are no outstanding amounts payable by such Company or Company Subsidiary with respect to any Company Lease, other than the rental payments that are not past-due and expressly set forth in the applicable Lease (subject to ordinary course rental adjustments that may have taken place from time to time, as contemplated in the applicable Company Lease).

(e) Except as set forth in Schedule 3.14(e), to such Company’s Knowledge, all of the building, structures and improvements located on the Company Real Property are, taken as a whole, suitable for the purposes for which they are currently used with respect to the AME Business and in good operating condition and repair, reasonable wear and tear excepted. The Company Real Property constitutes all real property currently used by such Company or any of its Company Subsidiaries with respect to the AME Business.

(f) Except as set forth in Schedule 3.14(f), such Company and each of its Company Subsidiaries does not own or have any option to acquire any real property.

Section 3.15 Taxes.

(a) Such Company is, and at all times since its inception has been, properly classified as a partnership for U.S. federal and applicable state and local income tax purposes. Except as set forth on Schedule 3.15(a), each of the Company Subsidiaries of such Company is, and has been during the Compliance Period, properly classified, for federal and applicable state and local income tax purposes, as a disregarded entity separate from such Company or as a partnership.

(b) (i) All income Tax Returns and other Tax Returns required to be filed by such Company have been timely filed, including applicable extensions; (ii) such Tax Returns were true, complete and correct in all material respects; and (iii) all Taxes due and owing by such Company (whether or not shown on any Tax Return) have been timely paid. Such Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c) Such Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(d) Such Company has received no claim in writing from any taxing authority in any jurisdiction where such Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of such Company.

(f) All deficiencies asserted, or assessments made, against such Company as a result of any examinations by any taxing authority have been fully paid.

(g) Such Company is not a party to any Action by any taxing authority. Such Company has received no written notice of any pending or threatened Actions by any taxing authority against such Company.

(h) There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of such Company.

(i) Such Company is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and such Company does not owe any amount under any such agreement.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to such Company.

(k) Such Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Such Company has no liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (other than Taxes of another Person payable by such Company pursuant to contracts entered into in the ordinary course of business).

(l) Such Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of any transaction, agreement, event or activity which is outside the ordinary course of business.

(m) Such Company has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Such Company has timely and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(n) Such Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), or any corresponding or similar provision of state, local or non-U.S. Law.

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(o) Such Company has (i) complied in all material respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

For purposes of this Section 3.15, such Company shall be deemed to include any Company Subsidiary or predecessor of such Company, any Person which merged or was liquidated with and into such Company or any of its Company Subsidiaries or any Person from which such Company or any of its Company Subsidiaries or Affiliates incurs a liability for Taxes as a result of transferee or successor liability.

Section 3.16 Intellectual Property. Such Company or one of its Company Subsidiaries, as applicable, own or possess sufficient legal rights to all Intellectual Property that is owned or used by such Company or Company Subsidiary in the conduct of the AME Business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”), without any known conflict with, or infringement of, the rights of others. To such Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by such Company of any of its Company Subsidiaries violates (or will violate) any license or infringes (or will infringe) any intellectual property rights of any other Person. Such Company and each of its Company Subsidiaries has not received any communications alleging that such Company or Company Subsidiary has violated, or by conducting the AME Business, would violate any of the Intellectual Property of any other Person. Such Company and each of its Company Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the AME Business.

Section 3.17 Material Contracts.

(a) Schedule 3.17(a) lists each Contract that is material to such Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Company Real Property and all Company Benefit Plans of such Company or any of its Company Subsidiaries, being the “Company Material Contracts”), including the following Contracts with respect to such Company or any of its Company Subsidiaries:

(i) all Contracts of such Company or Company Subsidiary involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by such Company or Company Subsidiary without penalty or without more than 30 days’ notice;

(ii) all Contracts that provide for the indemnification by such Company or Company Subsidiary of any Person or the assumption of any Tax, environmental, or other liability of any Person, in each case outside the ordinary course of business;

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(iii) all Contracts relating to Company Intellectual Property (other than “shrink-wrap” and other generally-available end-user licenses or permissions);

(iv) all Contracts relating to Indebtedness in excess of $100,000;

(v) all Contracts that limit or purport to limit the ability of such Company or Company Subsidiary or any of their officers, managers or directors to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) any Contract that grants any “most-favored nation” or other preferential pricing in relation to any services, products or territory or that requires such Company or Company Subsidiary to purchase a minimum quantity of goods or services or contains a right of first refusal option or similar right;

(vii) any Contract whereby such Company or Company Subsidiary grants exclusivity (limited or otherwise) to another Person, including with respect to products, markets, territories, or customers;

(viii) any Contract with an operating partner or concerning a partnership or joint venture, or any other Contract that involves a sharing of revenues, profits, losses, costs, Taxes or liabilities by or of such Company or Company Subsidiary with any other Person;

(ix) all employment-related Contracts, all consulting agreements and all Contracts for the payment of commissions or bonuses to any Person, in each case involving aggregate compensation or other payments in excess of $100,000;

(x) any consignment, distributor, dealer, manufacturer’s representative, and sales agency Contracts, in each case involving aggregate compensation or other payments in excess of $100,000;

(xi) any written or unwritten communications or projections made with dispensaries or other potential customers for future supply of cannabis and related products, in each case which contemplates aggregate revenues or expenditures in excess of $100,000;

(xii) any Contract whereby any Company provides or receives management, consulting or similar administrative services that involves aggregate compensation or other payments in excess of $100,000; and

(xiii) any settlement agreement or other similar agreement in respect of any past or present proceeding during the Compliance Period involving payments in excess of $100,000.

(b) Each Company Material Contract is valid and binding on such Company or Company Subsidiary, as applicable, in accordance with its terms and is in full force and effect. Neither such Company nor such Company Subsidiary, as applicable, nor, to such Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Company Material Contract. No event has occurred during the Compliance Period or, to such Company’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by such Company or Company Subsidiary or any other party under such Company Material Contract. Complete and correct copies of each Company Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Verano.

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Section 3.18 Insurance. Schedule 3.18 sets forth, a true and complete list of all insurance policies with respect to such Company, each of its Company Subsidiaries and the AME Businesses. To the Company’s Knowledge, there are no claims related to such Company, such Company Subsidiary or the AME Business pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. During the Compliance Period, such Company and each of its Company Subsidiaries has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, such insurance policies. No premium payments are delinquent with respect to such insurance policies.

Section 3.19 Employee Matters; Employee Benefits.

(a) To such Company’s Knowledge, no employees of such Company or any of its Company Subsidiaries are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Governmental Order, that would interfere in any material respect with such employee’s ability to promote the interest of such Company or Company Subsidiary or that would conflict with the AME Business.

(b) Such Company and each of its Company Subsidiaries is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Such Company and each of its Company Subsidiaries has complied during the Compliance Period, and is complying, in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Such Company and each of its Company Subsidiaries has withheld and paid to the appropriate Governmental Authority during the Compliance Period, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of such Company or Company Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Schedule 3.19(c) sets forth each employee benefit plan maintained, established or sponsored by such Company or any of its Company Subsidiaries, or which such Company or Company Subsidiary participates in or contributes to, which is subject to ERISA (each, a “Company Benefit Plan”). Such Company and each of its Company Subsidiaries has made all required contributions during the Compliance Period, and has no liability, to any Company Benefit Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and during the Compliance Period has complied in all material respects with all Laws applicable to the Company Benefit Plans.

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(d) No officer, manager, key employee, or group of employees of such Company or any of its Company Subsidiaries has notified such Company or Company Subsidiary of such Person’s or group’s intent to terminate employment with such Company or Company Subsidiary. There are no pending or, to such Company’s Knowledge, threatened Actions between such Company or Company Subsidiary, on the one hand, and any employee, former employee, consultant or other independent contractor of such Company or Company Subsidiary or any labor union or similar labor organization, on the other hand. Such Company and each of its Company Subsidiaries is not party to any collective bargaining agreement or collective bargaining relationship with any labor union or similar labor organization. During the Compliance Period, such Company and each of its Company Subsidiaries has complied in all material respects with all Laws relating to the employment of labor. To such Company’s Knowledge, all independent contractors of or to such Company or any of its Company Subsidiaries are properly classified as such under applicable Law.

Section 3.20 Environmental Matters. Such Company and each of its Company Subsidiaries has obtained, has complied in all material respects with during the Compliance Period, and is in material compliance with, all Permits that are required for the occupation of its facilities and the ownership and operation of its business under all applicable environmental Laws. Such Company and each of its Company Subsidiaries has not treated, stored, handled, transported, released or disposed of any substance, arranged for or permitted the disposal of any substance, exposed any Person to any substance or condition, or owned or operated the AME Business or any property or facility (and no such property or facility is contaminated by any substance) so as to give rise to any liability to such Company or Company Subsidiary, including any corrective or remedial obligation under any environmental Laws. Such Company and each of its Company Subsidiaries has complied in all material respects with during the Compliance Period, and is in material compliance with, all environmental Laws. No Action has been filed or commenced against such Company or Company Subsidiary during the Compliance Period, and no notice, report or other information has been received by such Company or Company Subsidiary, alleging any failure to comply with, or any liability under, any environmental Laws.

Section 3.21 Affiliate Transactions. Except as set forth on Schedule 3.21, (i) there are no Contracts between such Company or any Company Subsidiary, on the one hand, and any Member or any Affiliate of a Member, or any of such Company’s or Company Subsidiary’s managers, directors, officers or employees, on the other hand (each, a “Company Related Party Transaction”), other than (a) for payment of customary and ordinary course salaries and bonuses for services rendered in accordance with such Company’s or Company Subsidiary’s Company Benefit Plans and (b) reimbursement of customary, ordinary course and reasonable out-of-pocket expenses incurred on behalf of such Company or Company Subsidiary, (ii) each Company Related Party Transaction is on an arms’-length basis and can be terminated by such Company or Company Subsidiary without premium, penalty or prior notice, (iii) such Company or Company Subsidiary does not provide, or cause to be provided, any material assets, services or facilities to any counterparty to a Company Related Party Transaction, (iv) no counterparty to a Company Related Party Transaction provides, or causes to be provided, any material assets, services or facilities to such Company or Company Subsidiary, and (v) such Company or Company Subsidiary does not beneficially own, directly or indirectly, any interests or investment assets of any counterparty to a Company Related Party Transaction.

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Section 3.22 Bank Accounts; Powers of Attorney. Set forth on Schedule 3.22 is a list of (a) each bank, trust company and stock or other broker with which such Company or any of its Company Subsidiaries has an account, credit lien or safe deposit box or vault, or otherwise maintains a relationship, including a listing of account numbers with each such institution (collectively, the “Company Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Company Bank Accounts and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of such Company or Company Subsidiary.

Section 3.23 Accredited Investor Status. Except as set forth on Schedule 3.23, to the Knowledge of such Company, each of its Members is an “accredited investor” within the meaning of Rule 501 promulgated under the United States Securities Act of 1933, as amended.

Section 3.24 Books and Records. The minute books and records of such Company and its Company Subsidiaries, all of which are in the possession of such Company, are complete and correct in all material respects and have been made available to Verano.

Section 3.25 Representations With Respect to FC. AME represents and warrants to Verano that the statements contained in this Section 3.25 are true and correct.

(a) Fort Consulting, LLC (“FC”) is a nonprofit company duly organized, validly existing and in good standing under the Laws of the State of Arizona. FC has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business as now conducted, except under Federal Cannabis Laws. FC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of its business as currently conducted, makes such licensing or qualification necessary. The Governing Documents and minute books and records of FC are complete and correct and have been made available to Verano.

(b) FC has no authorized, issued or outstanding ownership interests or Derivative Securities. FC does not, directly or indirectly, hold any ownership interests or Derivative Securities in any Person.

(c) FC owns, manages, holds or possesses, and has complied in all material respects with, and is in compliance in all material respects with, all Permits which are required for the operation of FC (collectively, “FC Permits”). Schedule 3.25(c) sets forth a complete and correct list and brief description of all FC Permits, and all FC Permits are valid and in full force and effect.

(d) FC has fulfilled and performed in all material respects its obligations under each FC Permit, and is not in material breach or default under any FC Permit, and no written notice of cancellation, default or dispute concerning any FC Permit, or of any event, condition or state of facts described in the preceding clause, has been received by FC in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.25(d), all FC Permits will remain owned, held or possessed, as applicable, and otherwise available for use by FC immediately after the Closing. FC has not been a party to or subject to any Action seeking to revoke, suspend or otherwise limit any FC Permit.

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Section 3.26 Inventory. The inventories of raw materials, ingredients or finished goods held for sale or consumption by such Company and each of its Company Subsidiaries in connection with the AME Business on hand (a) consist of good and saleable items of a quality usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business consistent with past practice; (b) are of quantities usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business consistent with past practice; (c) are not spoiled, damaged or contaminated, except for items that have been written off or written down to fair market value or for which adequate reserves have been established on such Company’s Latest Balance Sheet; (d) to the Knowledge of the Company, were cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws) in all material respects; and (e) do not contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. No recalls or withdrawals of products developed, produced, distributed or sold by any Company or any of the Company Subsidiaries have been required or suggested by any Governmental Authority with respect to the products supplied by any Company or any of the Company Subsidiaries.

Section 3.27 Indebtedness. The Companies have no Indebtedness, other than Indebtedness incurred under this Agreement, and except as set forth on Schedule 3.27.

Section 3.28 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, each Company acknowledges and agrees that none of Verano, any Verano Subsidiary or any other Person has made, or is making, and such Company expressly disclaims reliance upon, any representations, warranties or statements or information relating to Verano or any Verano Subsidiary, whether express or implied (including any implied representation or warranty as to the accuracy or completeness of any information regarding Verano or any Verano Subsidiary furnished or made available to such Company or any of its Representatives), other than Verano’s Contractual Representations. Notwithstanding the foregoing and without limiting the generality of the foregoing, each Company acknowledges that, other than any such Contractual Representations by Verano, no representations or warranties or statements are made, will be made or deemed made, with respect to any projections, estimates, budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of Verano or any Verano Subsidiary, including any information made available in the electronic data room maintained by Verano for purposes of the transactions contemplated by this Agreement, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted to Verano, or in any other form in connection with the transactions contemplated by this Agreement, including the Financing.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VERANO

Except as set forth in the correspondingly numbered Disclosure Schedule, Verano represents and warrants to the Companies that the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Qualification. Verano is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Verano has all necessary limited liability company power and authority to own, lease and operate its properties, to carry on the Verano Business as now conducted, except under Federal Cannabis Laws. Verano is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the Verano Business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority; Approval.

(a) Verano has all necessary limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, including the Combination and the Verano Merger, except under Federal Cannabis Laws. No further act or proceeding on the part of Verano, the Verano Board or its members is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Verano is a party. This Agreement and the Ancillary Documents to which Verano is a party have been (or will be at the Closing, as applicable) duly executed and delivered by Verano, and, assuming due authorization, execution and delivery by the other parties thereto, constitute (or will constitute at the Closing, as applicable) legal, valid and binding obligations of Verano, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles and Federal Cannabis Laws).

(b) The Verano Board has (i) determined that this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including the Arrangement, the Verano Merger and the Combination, are in the best interests of Verano and its members; and (ii) approved the execution and delivery of this Agreement and each Ancillary Document to which Verano is a party, and the performance by Verano and the Verano Subsidiaries of their respective obligations under this Agreement and such Ancillary Documents, in each case in accordance with the DLLCA and the Governing Documents of Verano.

Section 4.03 No Conflicts; Consents. Except as set forth on Schedule 4.03, neither the execution and the delivery by Verano of this Agreement and the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, including the Combination and the Verano Merger, (a) violate or conflict with any provisions of the Governing Documents of Verano or any Verano Subsidiary, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which Verano or any Verano Subsidiary or any of their properties or assets are subject, except for Federal Cannabis Laws or (c) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Encumbrance upon or with respect to any of the ownership interests or assets of Verano or any Verano Subsidiary, under any Contract, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect. Except as set forth on Schedule 4.03, no consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of Verano or any Verano Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain or make any of the foregoing would not have a Material Adverse Effect. Neither Verano nor any Verano Subsidiary has received any written or oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

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Section 4.04 Legal Proceedings. Except as set forth on Schedule 4.04, there is no Action or series of related Actions, whether written or oral, pending or, to Verano’s Knowledge, threatened against, related to or affecting Verano or any Verano Subsidiary, or any of their managers, directors or officers (in each case in their capacities as such), at law or in equity by or before a third Person or a Governmental Authority (a) with respect to the transactions contemplated by this Agreement and the Ancillary Documents or (b) otherwise, except in the case of clause (b), as would not result in monetary damages in excess of $300,000 or have a Material Adverse Effect. Except as set forth on Schedule 4.04, Verano and each Verano Subsidiary has not received any notice of any accident, happening or event which is or has been caused or allegedly caused by, or otherwise involves, any services performed in connection with or on behalf of Verano or such Verano Subsidiary, in each case that is reasonably likely to result in or serve as a basis for a future Action or loss. Except as set forth on Schedule 4.04, Verano and each Verano Subsidiary is not subject to or bound by any settlement or conciliation agreement entered into during the Compliance Period. There are no Governmental Orders outstanding against or affecting Verano or any Verano Subsidiary, or against or affecting any manager, director, officer, employee, partner or equityholder of Verano or such Verano Subsidiary.

Section 4.05 Compliance with Laws.

(a) Except for the Federal Cannabis Laws, Verano and each Verano Subsidiary has complied in all material respects during the Compliance Period, and is now complying in all material respects, with all Laws applicable to the Verano Business or the properties or assets of Verano or the Verano Subsidiaries.

(b) The operations of Verano and each Verano Subsidiary are, and have been conducted during the Compliance Period, in compliance in all material respects with all financial recordkeeping and reporting requirements and applicable Anti-Money Laundering Laws. No Action involving Verano or any Verano Subsidiary with respect to Anti-Money Laundering Laws is pending or, to Verano’s Knowledge, threatened.

(c) To Verano’s Knowledge, no equityholder, manager, officer, agent, employee, Affiliate, or other Person associated with or acting on behalf of Verano or any Verano Subsidiary has (i) used any funds of Verano or such Verano Subsidiary for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic Governmental Authority or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated any provision of (1) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or (2) any other anti-bribery or anti-corruption statute or regulation.

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(d) Verano and each Verano Subsidiary is in compliance in all material respects with all applicable state and local Laws, and Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis or medical marijuana. Verano and each Verano Subsidiary does not import or export cannabis products, from or to, any foreign country.

Section 4.06 Financial Statements.

(a) Schedule 4.06 contains true and complete copies of the following financial statements of Verano (collectively, the “Verano Financial Statements”): (a) the audited consolidated and consolidating balance sheets of Verano for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of Verano for the fiscal years ended December 31, 2018 and December 31, 2019, and (b) the unaudited consolidated and consolidating balance sheet of Verano as of September 30, 2020 and the related unaudited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of Verano for the nine-month period then ended.

(b) The Verano Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Verano Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Verano Financial Statements. Each of the Verano Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and is consistent with, the books and records of Verano and accurately presents in all material respects the financial condition and results of operations of Verano as of the times and for the periods referred to therein.

Section 4.07 Capitalization.

(a) Schedule 4.07(a) sets forth all issued and outstanding ownership interests of Verano and the members of Verano who hold such interests. All issued and outstanding ownership interests of Verano are held beneficially and of record by the members of Verano set forth on Schedule 4.07(a), free and clear of all Encumbrances. The ownership interests of Verano were issued in compliance with applicable Laws and were not issued in violation of Verano’s Governing Documents or any other agreement, arrangement or commitment to which Verano is a party.

(b) Except as set forth on Schedule 4.07(b), (i) Verano has no outstanding Derivative Securities, (ii) Verano does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of Verano.

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Section 4.08 Subsidiaries.

(a) Schedule 4.08(a) sets forth (i) each Verano Subsidiary (other than Verano Subsidiaries that are dormant and hold no assets and have no liabilities and Verano Subsidiaries that hold only di minimis assets and liabilities and are immaterial), (ii) Verano’s direct or indirect ownership interest in such Verano Subsidiary (and the nature of such ownership, if indirect) and (iii) the ownership interests of any other Person in such Verano Subsidiary. Other than the Verano Subsidiaries set forth on Schedule 4.08(a), Verano does not, directly or indirectly, own, control or have any ownership interests in any other Person.

(b) Each Verano Subsidiary is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Verano Subsidiary has all necessary power (limited liability company or corporate, as applicable) and authority to own, lease and operate its properties, and to carry on its business as now conducted. Each Verano Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the Verano Business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.08(c), with respect to each Verano Subsidiary, (i) such Verano Subsidiary has no Derivative Securities, (ii) such Verano Subsidiary does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any preemptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of such Verano Subsidiary.

Section 4.09 Brokers. Except as set forth on Schedule 4.09, no Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement or the Ancillary Documents on the basis of any act or statement made or alleged to have been made by or on behalf of Verano, its members or any Affiliates of any of the foregoing, or any banker, financial advisor, other representative or other Person retained by or acting for or on behalf of any of them. The fees and expenses of any Person set forth on Schedule 4.09 will be paid by or at the direction of the Verano at Closing, without any continuing liability to Verano, any Company or any of their Affiliates.

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Section 4.10 Absence of Changes. Since December 31, 2019, there has been no Material Adverse Effect with respect to Verano. Without limiting the foregoing, since such date, except as set forth on Schedule 4.10, or as expressly contemplated by this Agreement (including as permitted under Section 5.01(l)), Verano and each Verano Subsidiary has not:

(a) entered into, or caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation of, or granted any waiver or given any consent or release with respect to, any Contract (or series of related Contracts) providing for the payment of more than $300,000 in the aggregate in any 12-month period;

(b) (i) issued any note, bond or other debt security, (ii) created, incurred, assumed or guaranteed, or (iii) made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of Verano or such Verano Subsidiary, in each case with respect to any Indebtedness involving, individually or in the aggregate, more than $300,000;

(c) adopted, amended, modified or terminated any Verano Benefit Plan;

(d) made any loans or advances (other than expense advancements in the ordinary course of business) in excess of $30,000 in the aggregate to any of its members, managers, officers or employees, or any Affiliates thereof;

(e) authorized or effected any amendment or change in its Governing Documents, except for such amendments that facilitate the consummation of the Combination, including the transactions contemplated hereby; or

(f) authorized or effected any split, combination or reclassification of any of its ownership interests;

(g) authorized or effected any declaration or payment of any distributions on or in respect of any ownership interests in Verano or such Verano Subsidiary, other than for tax distributions to members of Verano in accordance with its current operating agreement;

(h) made any change in any method of accounting or accounting practices of Verano or such Verano Subsidiary, except as required by IFRS or as disclosed in the Verano Financial Statements;

(i) transferred, assigned or granted any license or sublicense of any rights under or with respect to any Verano Intellectual Property;

(j) made any capital investment in, or any loan to, any other Person, in each case in excess of $150,000 in the aggregate.

(k) made any capital expenditures in excess of $300,000 in the aggregate;

(l) except in the ordinary course of business, (i) granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) changed the terms of employment for, or terminated, any officer, manager, key employee or group of employees, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

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(m) except in the ordinary course of business, adopted, modified or terminated any (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant or (ii) Verano Benefit Plan;

(n) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(o) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $60,000, individually (in the case of a lease, per annum), or $300,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(p) entered into any Contracts with another Person to purchase a majority interest in or substantially all of the assets of another entity (or to acquire an option to purchase a majority interest in or substantially all of the assets of another entity); or

(q) authorized or entered into any Contract to do any of the foregoing or authorized, taken or agreed to take (or fail to take) any action with respect to the foregoing.

Section 4.11 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.11, Verano and each Verano Subsidiary has no liability of a type required to be reflected on a balance sheet prepared in accordance with IFRS, except for those liabilities (a) set forth on the Latest Balance Sheet and (b) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which exceeds $300,000).

Section 4.12 Permits and Licenses.

(a) Verano and each Verano Subsidiary owns, manages, holds or possesses, and has complied during the Compliance Period in all material respects with, and is in compliance in all material respects with, all Permits which are required for the operation and ownership of Verano or such Verano Subsidiary (collectively, “Verano Permits”). Schedule 4.12(a) sets forth a complete and correct list and brief description of all Verano Permits, and all Verano Permits are valid and in full force and effect.

(b) Verano and each Verano Subsidiary has fulfilled and performed in all material respects its obligations under each Verano Permit during the Compliance Period, and is not in breach or default under any Verano Permit, and no written notice of cancellation, default or dispute concerning any Verano Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Verano or such Verano Subsidiary in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 4.12(b), all Verano Permits will remain owned, held or possessed, as applicable, and otherwise available for use by the applicable Surviving Entity immediately after the consummation of the Combination. During the Compliance Period, Verano and each Verano Subsidiary has not been a party to or subject to any Action seeking to revoke, suspend or otherwise limit any Verano Permit.

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Section 4.13 Title to Properties. Verano or a Verano Subsidiary is in possession of, and has title to or a valid leasehold interest in, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth on Schedule 4.13, all of the properties and assets reflected on the face of the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, in each case other than such properties or assets sold or otherwise disposed of in the ordinary course of business after the date of the Latest Balance Sheet.

Section 4.14 Real Property.

(a) Schedule 4.14(a) sets forth and briefly describes all real property owned, leased, subleased, licensed to or otherwise used or occupied by Verano or any Verano Subsidiary (the “Verano Real Property”), including with respect to each parcel of Verano Real Property (i) the street address or legal description, (ii) the name of the landlord, sublandlord, licensor or grantor, as applicable, and (iii) all leases, subleases, licenses, occupancy agreements and other similar agreements (collectively hereinafter referred to as the “Verano Leases”). Verano or a Verano Subsidiary, as applicable, has good and marketable fee simple title to all owned Verano Real Property and a good and valid leasehold interest in all leased Verano Real Property.

(b) All Verano Real Property (including leasehold interests) is free and clear of Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 4.14(b).

(c) Verano has made available to the Companies correct and complete copies, or, if oral, a reasonably complete and accurate written description, of the Verano Leases. Each Verano Lease is legal, valid, binding, enforceable and in full force and effect with respect to Verano or a Verano Subsidiary, as applicable, and, to Verano’s Knowledge, with respect to each other parties thereto. To Verano’s Knowledge, Verano and each Verano Subsidiary is not in default under any Verano Lease, and there are no facts or circumstances currently existing which, if known by any the other party or parties to a Verano Lease, with or without the giving of notice, passage of time or both, would constitute a default by Verano or such Verano Subsidiary under any Verano Lease. To Verano’s Knowledge, no other party to any Verano Lease is in default under any Verano Lease, and there are no facts or circumstances currently existing which, if known by Verano or any Verano Subsidiary, with or without the giving of notice, passage of time or both, would constitute a default by such other party under Verano Lease.

(d) With respect to each parcel of Verano Real Property, to Verano’s Knowledge, (i) Verano or a Verano Subsidiary is now in possession of such Verano Real Property, (ii) Verano or a Verano Subsidiary has not received written notice that any condemnation or eminent domain action against such Verano Real Property is pending or threatened, (iii) there are no subleases, licenses, or other third party use or occupancy rights with respect to such Verano Real Property, except as set forth in Schedule 4.14(d) or where such rights are a recorded encumbrance on title, and (iv) there are no outstanding amounts payable by Verano or any Verano Subsidiary with respect to any Verano Lease, other than the rental payments that are not past-due and expressly set forth in the applicable Lease (subject to ordinary course rental adjustments that may have taken place from time to time, as contemplated in the applicable Verano Lease).

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(e) Except as set forth in Schedule 4.14(e), to Verano’s Knowledge, all of the building, structures and improvements located on the Verano Real Property are, taken as a whole, suitable for the purposes for which they are currently used with respect to the Verano Business and in good operating condition and repair, reasonable wear and tear excepted. The Verano Real Property constitutes all real property currently used by Verano or any Verano Subsidiary with respect to the Verano Business.

(f) Except as set forth in Schedule 4.14(f), Verano and each Verano Subsidiary does not own or have any option to acquire any real property.

Section 4.15 Taxes.

(a) Verano has filed an election with the U.S. Internal Revenue Service effective as of January 1, 2019 to be classified as an “association” taxable as a corporation for U.S. federal income tax purposes (the “Verano Tax Election”). At all times prior to the effectiveness of such election, Verano was properly classified as a partnership for U.S. federal and applicable state and local income tax purposes. Except as set forth on Schedule Section 4.15(a), each of the Verano Subsidiaries is, and has been during the Compliance Period, properly classified, for federal and applicable state and local income tax purposes, as a disregarded entity separate from Verano or as a partnership.

(b) Assuming the approval of the Verano Tax Election as filed: (i) all income Tax Returns and other Tax Returns required to be filed by Verano have been timely filed, including applicable extensions; (ii) such Tax Returns were true, complete and correct in all material respects; and (iii) all Taxes due and owing by Verano (whether or not shown on any Tax Return) have been timely paid. Verano is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c) Verano has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) Verano has received no claim in writing from any taxing authority in any jurisdiction where Verano does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Verano.

(f) All deficiencies asserted, or assessments made, against Verano as a result of any examinations by any taxing authority have been fully paid.

(g) Except as set forth on Schedule 4.15(g), Verano is not a party to any Action by any taxing authority. Except as set forth on Schedule 4.15(g),Verano has received no written notice of any pending or threatened Actions by any taxing authority against Verano that have not been resolved.

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(h) There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Verano.

(i) Verano is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and Verano does not owe any amount under any such agreement.

(j) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Verano.

(k) Other than the consolidated group of which Verano is the parent corporation formed upon the approval of the election filed with the U.S. Internal Revenue Service as described in Section 4.15(a), Verano has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Other than Taxes of the Verano Subsidiaries pursuant to the formation of the consolidated group of which Verano is the parent corporation upon the approval of the election filed with the U.S. Internal Revenue Service as described in Section 4.15(a), Verano has no liability for Taxes of any Person (other than Verano) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (other than Taxes of another Person payable by Verano pursuant to contracts entered into in the ordinary course of business).

(l) Verano will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of any transaction, agreement, event or activity which is outside the ordinary course of business.

(m) Verano has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Verano has timely and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(n) Verano has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(o) Verano has (i) complied in all material respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

For purposes of this Section 4.15, Verano shall be deemed to include each Verano Subsidiary or predecessor of Verano, any Person which merged or was liquidated with and into Verano or any Verano Subsidiary or any Person from which Verano or any Verano Subsidiary or Affiliates incurs a liability for Taxes as a result of transferee or successor liability.

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Section 4.16 Intellectual Property. Verano or a Verano Subsidiary, as applicable, owns or possesses sufficient legal rights to all Intellectual Property that is owned or used by Verano or such Verano Subsidiary in the conduct of the Verano Business as now conducted and as presently proposed to be conducted (the “Verano Intellectual Property”), without any known conflict with, or infringement of, the rights of others. To Verano’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Verano of any Verano Subsidiary violates (or will violate) any license or infringes (or will infringe) any intellectual property rights of any other Person. Verano and each Verano Subsidiary has not received any communications alleging that Verano or such Verano Subsidiary has violated, or by conducting the Verano Business, would violate any of the Intellectual Property of any other Person. Verano and each Verano Subsidiary has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Verano Business.

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) lists each Contract that is material to Verano (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Verano Real Property and all Verano Benefit Plans of Verano or any Verano Subsidiary, being the “Verano Material Contracts”), including the following Contracts with respect to Verano or any Verano Subsidiary:

(i) all Contracts of Verano or any Verano Subsidiary involving aggregate consideration in excess of $300,000 and which, in each case, cannot be cancelled by Verano or such Verano Subsidiary without penalty or without more than 30 days’ notice;

(ii) all Contracts that provide for the indemnification by Verano or any Verano Subsidiary of any Person or the assumption of any Tax, environmental, or other liability of any Person, in each case outside the ordinary course of business;

(iii) all Contracts relating to Verano Intellectual Property (other than “shrink-wrap” and other generally-available end-user licenses or permissions);

(iv) all Contracts relating to Indebtedness in excess of $300,000;

(v) all Contracts that limit or purport to limit the ability of Verano or any Verano Subsidiary or any of their officers, managers or directors to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) any Contract that grants any “most-favored nation” or other preferential pricing in relation to any services, products or territory or that requires Verano or any Verano Subsidiary to purchase a minimum quantity of goods or services or contains a right of first refusal option or similar right;

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(vii) any Contract whereby Verano or any Verano Subsidiary grants exclusivity (limited or otherwise) to another Person, including with respect to products, markets, territories, or customers;

(viii) any Contract with an operating partner or concerning a partnership or joint venture, or any other Contract that involves a sharing of revenues, profits, losses, costs, Taxes or liabilities by or of Verano or any Verano Subsidiary with any other Person;

(ix) all employment-related Contracts, all consulting agreements and all Contracts for the payment of commissions or bonuses to any Person, in each case involving aggregate compensation or other payments in excess of $300,000;

(x) any consignment, distributor, dealer, manufacturer’s representative, and sales agency Contracts, in each case involving aggregate compensation or other payments in excess of $300,000;

(xi) any written or unwritten communications or projections made with dispensaries or other potential customers for future supply of cannabis and related products, in each case which contemplates aggregate revenues or expenditures in excess of $300,000;

(xii) any Contract whereby Verano provides or receives management, consulting or similar administrative services that involves aggregate compensation or other payments in excess of $300,000; and

(xiii) any settlement agreement or other similar agreement in respect of any past or present proceeding during the Compliance Period involving payments in excess of $300,000.

(b) Each Verano Material Contract is valid and binding on Verano or a Verano Subsidiary, as applicable, in accordance with its terms and is in full force and effect. Neither Verano nor such Verano Subsidiary, as applicable, nor, to Verano’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Verano Material Contract. No event has occurred during the Compliance Period or, to Verano’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Verano or any Verano Subsidiary or any other party under such Verano Material Contract. Complete and correct copies of each Verano Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Companies.

Section 4.18 Insurance. Schedule 4.18 sets forth, a true and complete list of all insurance policies with respect to Verano, each Verano Subsidiary and the Verano Business. To Verano’s Knowledge, there are no claims related to Verano, any Verano Subsidiary or the Verano Business pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. During the Compliance Period, Verano and each Verano Subsidiary has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, such insurance policies. No premium payments are delinquent with respect to such insurance policies.

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Section 4.19 Employee Matters; Employee Benefits.

(a) To Verano’s Knowledge, no employees of Verano or any Verano Subsidiary are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Governmental Order, that would interfere in any material respect with such employee’s ability to promote the interest of Verano or such Verano Subsidiary or that would conflict with the Verano Business.

(b) Verano and each Verano Subsidiary is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Verano and each Verano Subsidiary has complied during the Compliance Period, and is complying, in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Verano and each Verano Subsidiary has withheld and paid to the appropriate Governmental Authority during the Compliance Period, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of Verano or such Verano Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Schedule 4.19(c) sets forth each employee benefit plan maintained, established or sponsored by Verano or any Verano Subsidiary, or which Verano or any Verano Subsidiary participates in or contributes to, which is subject to ERISA (each, a “Verano Benefit Plan”). Verano and each Verano Subsidiary has made all required contributions during the Compliance Period, and has no liability, to any Verano Benefit Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and during the Compliance Period has complied in all material respects with all Laws applicable to the Verano Benefit Plans.

(d) No officer, manager, key employee, or group of employees of Verano or any Verano Subsidiary has notified Verano or any Verano Subsidiary of such Person’s or group’s intent to terminate employment with Verano or any Verano Subsidiary. There are no pending or, to Verano’s Knowledge, threatened Actions between Verano or any Verano Subsidiary, on the one hand, and any employee, former employee, consultant or other independent contractor of Verano or such Verano Subsidiary or any labor union or similar labor organization, on the other hand. Verano and each Verano Subsidiary is not party to any collective bargaining agreement or collective bargaining relationship with any labor union or similar labor organization. During the Compliance Period, Verano and each Verano Subsidiary has complied in all material respects with all Laws relating to the employment of labor. To Verano’s Knowledge, all independent contractors of or to Verano or any Verano Subsidiary are properly classified as such under applicable Law.

Section 4.20 Environmental Matters. Verano and each Verano Subsidiary has obtained, has complied in all material respects with during the Compliance Period, and is in material compliance with, all Permits that are required for the occupation of its facilities and the ownership and operation of its business under all applicable environmental Laws. Verano and each Verano Subsidiary has not treated, stored, handled, transported, released or disposed of any substance, arranged for or permitted the disposal of any substance, exposed any Person to any substance or condition, or owned or operated the Verano Business or any property or facility (and no such property or facility is contaminated by any substance) so as to give rise to any liability to Verano or any Verano Subsidiary, including any corrective or remedial obligation under any environmental Laws. Verano and each Verano Subsidiary has complied in all material respects with during the Compliance Period, and is in material compliance with, all environmental Laws. No Action has been filed or commenced against Verano or any Verano Subsidiary during the Compliance Period, and no notice, report or other information has been received by Verano or any Verano Subsidiary, alleging any failure to comply with, or any liability under, any environmental Laws.

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Section 4.21 Affiliate Transactions. Except as set forth on Schedule 4.21, (i) there are no Contracts between Verano or any Verano Subsidiary, on the one hand, and any member of Verano or any Affiliate of a member of Verano, or any of Verano’s or any Verano Subsidiary’s managers, directors, officers or employees, on the other hand (each, a “Verano Related Party Transaction”), other than (a) for payment of customary and ordinary course salaries and bonuses for services rendered in accordance with Verano’s or any Verano Subsidiary’s Verano Benefit Plans and (b) reimbursement of customary, ordinary course and reasonable out-of-pocket expenses incurred on behalf of Verano or any Verano Subsidiary. Each Verano Related Party Transaction is on an arms’-length basis and can be terminated by Verano or any Verano Subsidiary without premium, penalty or prior notice. Verano or any Verano Subsidiary does not provide, or cause to be provided, any material assets, services or facilities to any counterparty to a Verano Related Party Transaction. No counterparty to a Verano Related Party Transaction provides, or causes to be provided, any material assets, services or facilities to Verano or any Verano Subsidiary. Verano or any Verano Subsidiary does not beneficially own, directly or indirectly, any interests or investment assets of any counterparty to a Verano Related Party Transaction.

Section 4.22 Bank Accounts; Powers of Attorney. Set forth on Schedule 4.22 is a list of (a) each bank, trust company and stock or other broker with which Verano or any Verano Subsidiary has an account, credit lien or safe deposit box or vault, or otherwise maintains a relationship, including a listing of account numbers with each such institution (collectively, the “Verano Bank Accounts”), (b) all Persons authorized to draw on, or to have access to, each of the Verano Bank Accounts and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of Verano or any Verano Subsidiary.

Section 4.23 Books and Records. The minute books and records of Verano and its Verano Subsidiaries, all of which are in the possession of Verano, are complete and correct in all material respects and have been made available to the Companies.

Section 4.24 Inventory. The inventories of raw materials, ingredients or finished goods held for sale or consumption by Verano and each of the Verano Subsidiaries in connection with the Verano Business on hand (a) consist of good and saleable items of a quality usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business consistent with past practice; (b) are of quantities usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business consistent with past practice; (c) are not spoiled, damaged or contaminated, except for items that have been written off or written down to fair market value or for which adequate reserves have been established on Verano’s Latest Balance Sheet; (d) to the Knowledge of Verano, were cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws (except for the Federal Cannabis Laws) in all material respects; and (e) do not contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. Except as set forth on Schedule 4.24, no recalls or withdrawals of products developed, produced, distributed or sold by Verano or any of the Verano Subsidiaries have been required or suggested by any Governmental Authority with respect to the products supplied by Verano or any of the Verano Subsidiaries.

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Section 4.25 Indebtedness. Verano has no Indebtedness, other than Indebtedness incurred under this Agreement (including any Indebtedness incurred in connection with the Financing) and except as set forth on Schedule 4.25.

Section 4.26 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Verano acknowledges and agrees that none of any Company, any Company Subsidiary or any other Person has made, or is making, and Verano expressly disclaims reliance upon, any representations, warranties or statements or information relating to any Company or any Company Subsidiary, whether express or implied (including any implied representation or warranty as to the accuracy or completeness of any information regarding a Company or any Company Subsidiary furnished or made available to Verano or any of its Representatives), other than such Company’s Contractual Representations. Notwithstanding the foregoing and without limiting the generality of the foregoing, Verano acknowledges that, other than any such Contractual Representations by such Company, no representations or warranties or statements are made, will be made or deemed made, with respect to any projections, estimates, budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of any Company or any Company Subsidiary, including any information made available in the electronic data room maintained by the Companies for purposes of the transactions contemplated by this Agreement, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted to a Company, or in any other form in connection with the transactions contemplated by this Agreement, including the Financing.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or with respect to any Company, as consented to in writing by Verano, or with respect to Verano, as consented to in writing by Member Representative, (which in either case, such consent shall not be unreasonably withheld or delayed), Verano and the Companies shall (i) conduct the Verano Business and AME Business, as applicable, in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of such Person and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Person. Without limiting the foregoing, from the date hereof until the Closing Date, without the foregoing consent of either Verano or the Member Representative, as applicable, Verano and the Companies shall:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

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(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) with respect to each Company, use commercially reasonable efforts to continue to employ the key employees of such Company, which employees are set forth on Schedule 5.01(d) (each, a “Key Employee”);

(e) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f) defend and protect its properties and assets from infringement or usurpation;

(g) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(h) maintain its books and records in accordance with past practice;

(i) comply in all material respects with all applicable Laws;

(j) not take any action that may reasonably be expected to prevent the Company Mergers and the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(k) with respect to the Companies, not take or permit any action that would cause any of the changes, events or conditions described in Section 3.10 to occur, other than one or more Companies or Company Subsidiaries entering into or consummating business transactions involving, or having a value of, $2,000,000 individually or $10,000,000 in the aggregate for all Companies and Company Subsidiaries, and that have been previously disclosed in writing to Verano; and

(l) with respect to Verano, not take or permit any action that would cause any of the changes, events or conditions described in Section 4.10 to occur, other than Verano or Verano Subsidiaries entering into or consummating business transactions involving, or having a value of, $10,000,000 individually or $30,000,000 in the aggregate for Verano and the Verano Subsidiaries, and that have been previously disclosed in writing to Member Representative.

Section 5.02 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Companies, on the one hand, and Verano, on the other hand, shall (a) afford such other party and its Representatives full and free access to and the right to inspect all of the properties (real or personal), assets, premises, books and records, Contracts and other documents and data related to such party; (b) furnish such other party and its Representatives with such financial, operating and other data and information related to such party as reasonably requested by such other party or its Representatives; and (c) instruct the Representatives of such party to cooperate with such other party in its investigation. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the AME Business or the Verano Business, as applicable. No investigation by, or information received by, any party to this Agreement shall operate as a waiver of, or otherwise affect, the representations, warranty or agreement given or made by any other party in this Agreement.

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(b) Verano and the Companies shall comply with, and shall cause their respective Affiliates and their respective Members and Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreements, dated August 10, 2020, between Verano and the Companies, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03 No Solicitation of Other Bids.

(a) No Company shall, and no Company shall authorize or permit any of its Affiliates or any of its or their respective Members and Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their respective Members and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Verano or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, each Company shall promptly (and in any event within three Business Days after receipt thereof by such Company or its Representatives) advise Verano orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Verano and that money damages would not provide an adequate remedy to Verano.

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Section 5.04 Financing.

(a) Verano shall use commercially reasonable efforts to arrange and cause to be obtained the Financing no later than the Closing Date. In connection therewith, Verano shall provide Member Representative with (x) true and complete copies of the draft agency agreement and form of subscription agreement relating to the Financing, which Member Representative shall have at least three Business Days after receipt to review and provide comments on the form and substance thereof prior to Verano’s entry into such definitive agreements and (y) prompt notice of (but in any event no later than two Business Days after) (i) Verano’s entry into any definitive agency agreement relating to the Financing to the extent entered into prior to the Closing; (ii) any breach of, or default under, any such definitive agency agreement or a subscription agreement to which Verano becomes aware; and (iii) any amendment, modification waiver, consent, termination or expiration of any such definitive agency agreement or subscription agreement. For purposes of this Agreement, “Financing” means one or more private placements of subscription receipts or equity securities issued by a financing entity in connection with the Arrangement that are ultimately exchangeable or convertible into equity of the Resulting Issuer, which private placements (i) are based upon a pro forma valuation of Verano and the Companies on a combined basis prior to the consummation of the Financing of at least $2,600,000,000, and (ii) result in aggregate gross proceeds of between $50,000,000 and $80,000,000; provided that any proposed reduction in such gross proceeds to less than $50,000,000 shall require the written consent in writing of Verano and Member Representative and any proposed reduction to such proforma combined valuation to less than $2,600,000,000 shall require the written consent of Verano, Member Representative and Michael Smullen as the representative of AME (and not solely the Member Representative).

(b) Each Company shall, and shall cause its Company Subsidiaries and Representatives to, provide such cooperation as is reasonably requested by Verano in connection with the Financing, including by: (i) participating in meetings, presentations, drafting sessions and due diligence sessions with potential sources of the Financing (including any broker or underwriter); (ii) assisting with the preparation of definitive financing agreements, and other materials reasonably and customarily requested to be used in connection with obtaining the Financing, including marketing materials, projections and offering documents (subject to customary confidentiality protections); (iii) providing such financial and other information regarding such Company and its Company Subsidiaries as is reasonably requested in connection with the Financing (subject to customary confidentiality protections); (iv) executing and delivering any definitive agreements in connection with the Financing, including any broker or underwriting agreements, and agreeing to make representations, warranties, covenants and agreements (including agreements to indemnify) thereunder on terms substantially similar to Verano; (v) executing and delivering reasonable and customary certificates, management representation letters and other documentation required in connection with the Financing; (vi) assisting with the satisfaction of any conditions precedent set forth in any definitive agreement relating the Financing; (vii) assisting Verano in obtaining consents from such Company’s and its Company Subsidiaries’ independent auditors for purposes of financial statements to be included or referenced in any offering documents; and (viii) executing and delivering, or using commercially reasonable efforts to help procure, customary consents, waivers, estoppels, approvals and other documents and certificates to be delivered in connection with the closing of the Financing. Each Company hereby consents to Verano’s and its representatives’ and agents’ use of such Company’s and its Company Subsidiaries’ logos in connection with the Financing.

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Section 5.05 PubCo Circular and Listing Statement.

(a) As soon as reasonably practicable following the execution of this Agreement, but subject to each Company’s compliance with Section 5.05(b), Verano shall prepare the Listing Statement and Listing Application Documents and shall cause the timely filing of the Listing Statement and Listing Application Documents in accordance with applicable Canadian Securities Laws and CSE Rules.

(b) Verano and each Company shall use commercially reasonable efforts to obtain and furnish the information and financial statements with respect to Verano or such Company and all documentation relating to the Arrangement including, but not limited to, all drafts of notices, petitions, written submissions, draft orders and oral submissions sufficiently in advance of finalizing and filing such documents in order to provide a reasonable opportunity to the other parties hereto to comment thereon and ensure information relating to Verano and the Companies and the transactions contemplated hereby are accurately reflected, and AME shall use commercially reasonable efforts to obtain and furnish the information and financial statements with respect to FC, as applicable, required to be included in each of the PubCo Circular under applicable Canadian Securities Laws (with respect to Verano, any Company or FC, the “Circular Information”) and the Listing Statement and Listing Application Documents (with respect to Verano, any Company or FC, the “Listing Information”). As of the date that each of the Circular Information and Listing Information is first provided by a party hereto, and as of the date of each of the PubCo Circular, the Listing Statement and each Listing Application Document, the Circular Information or Listing Information (as applicable) shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws other than Federal Cannabis Laws (in the case of the Circular Information) and the CSE Rules (in the case of the Listing Information). Verano and each Company shall promptly correct any Circular Information or Listing Information previously provided by it which, to Verano’s or such Company’s Knowledge, as applicable, has become false or misleading in any material respect. Verano and each Company shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the PubCo Circular, the Listing Statement, the Listing Application Documents or other filings related to any or all of the foregoing, and to the identification in such filings of each such advisor. Verano shall use its commercially reasonable efforts to obtain the conditional listing approval of the CSE and will provide or submit on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approval and fulfilling all listing requirements.

(c) To the extent contemplated by, and subject to the conditions of, the Plan of Arrangement, each Company and its advisors shall be given a reasonable opportunity to review and provide comments with respect to the PubCo Circular and the Listing Statement prior to each being finalized and filed with the applicable Governmental Authority. Verano shall incorporate any such comments that, in Verano’s reasonable discretion, it deems appropriate; provided that Verano agrees that all information relating to the Companies in the PubCo Circular and the Listing Statement will be in form and content satisfactory to the Companies, acting reasonably.

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(d) Without limiting the generality of Section 5.05(a), as soon as practicable after the date of this Agreement, each Company shall prepare and deliver for inclusion in the PubCo Circular and the Listing Statement:

(i) with respect to AME, (1) the audited consolidated and consolidating balance sheets of AME for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of AME for the fiscal years ended December 31, 2018 and December 31, 2019, and (2) the unaudited consolidated and consolidating balance sheet of AME as of September 30, 2020 and the related unaudited consolidated and consolidating statements of income, cash flows and the capital accounts of the members of AME for the nine-month period then ended (or any more recent period as required to be included in the PubCo Circular or the Listing Statement as required by Canadian Securities Laws or the CSE Rules, respectively, as determined by Verano in its reasonable discretion);

(ii) with respect to POR and RVC, (1) the audited combined, consolidated and consolidating balance sheets of such Company for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited combined, consolidated and consolidating statements of income, cash flows and the capital accounts of the members of such Company for the fiscal years ended December 31, 2018 and December 31, 2019, and (2) the unaudited combined, consolidated and consolidating balance sheet of such Company as of September 30, 2020 and the related unaudited combined, consolidated and consolidating statements of income, cash flows and the capital accounts of the members of such Company for the nine-month period then ended (or any more recent period as required to be included in the PubCo Circular or the Listing Statement as required by Canadian Securities Laws or the CSE Rules, respectively, as determined by Verano in its reasonable discretion) (clauses (i) and (ii) collectively, the “IFRS Financial Statements”); and

(iii) management’s discussion and analysis for such Company for each of the fiscal year ended December 31, 2019 and the nine-month period ended September 30, 2020 (or any more recent period as required to be included in the PubCo Circular or the Listing Statement as required by Canadian Securities Laws or the CSE Rules, respectively, as determined by Verano in its reasonable discretion), as prepared in accordance with Form 51-102F1 - Management’s Discussion & Analysis of the Canadian Securities Administrators.

(e) The IFRS Financial Statements of each Company will be audited or reviewed, as applicable, by a nationally recognized accounting firm reasonably acceptable to Verano, and prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited IFRS Financial Statements of such Company. Each of the IFRS Financial Statements of such Company (including in all cases the notes thereto, if any) will be prepared from, and consistent with, the books and records of such Company, and accurately present in all material respects the financial condition and results of operations of such Company, as of the times and for the periods referred to therein.

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(f) Verano shall notify the Companies of any material requests or comments made by the CSE in connection with the Listing Information and shall provide Member Representative with copies thereof as soon as reasonably practicable after receipt thereof. If such requests or comments made by the CSE involve information related to the Companies, then each Company shall be afforded a reasonable opportunity to review and provide comments to Verano for inclusion in Verano’s response to the CSE.

Section 5.06 Notice of Certain Events.

(a) From the date hereof until the Closing, each Company shall promptly notify Verano, and Verano shall promptly notify each Company, and in any event within three Business days of becoming aware thereof (the party providing such notice being the “Disclosing Party,” and the party or parties receiving such notice being the “Receiving Party”), in writing and in reasonable detail of:

(i) any matter, fact, circumstance, event, condition, development or action the existence, occurrence or taking of which (1) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Disclosing Party, (2) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Disclosing Party not being true and correct or (3) has resulted in, or could reasonably be expected to result in, the failure to satisfy any of the conditions set forth in Section 7.02 (if the Disclosing Party is a Company) or Section 7.03 (if the Disclosing Party is Verano);

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to such the Disclosing Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Disclosing Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.04 or Section 4.04, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement, including the Arrangement.

(b) Except as provided in this Section 5.06(b), the Receiving Party’s receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Disclosing Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules of the Disclosing Party. If any such disclosed information (either individually or collectively with all other information disclosed by the Disclosing Party pursuant to this Section 5.06) has resulted in, or would reasonably be expected to result in, the failure to satisfy any of the conditions set forth in Section 7.02 (if the Disclosing Party is a Company) or Section 7.03 (if the Disclosing Party is Verano), then within ten Business Days of the receipt of such written disclosure notice, this Agreement may be terminated by the Receiving Party. If this Agreement is not terminated by the Receiving Party as provided in this Section 5.06, such written notice provided shall be deemed to qualify and update the representations, warranties, agreements and Disclosure Schedules of the Disclosing Party in all respects for the purposes of the satisfaction of the closing conditions set forth in Section 7.02 (if the Disclosing Party is a Company) or Section 7.03 (if the Disclosing Party is Verano), and shall not be a basis for failure to satisfy any such conditions. Each Company and Verano shall supplement and update the listings required to be disclosed by such party in any of Schedules 3.12(a), 3.14(a), 3.17(a), 3.18, 3.22, 4.12(a), 4.14(a), 4.17(a), 4.18 and 4.22, as applicable. For so long as any such supplements and updates (i) were not made as a result of a breach or default by the Disclosing Party under this Agreement, and (ii) do not have a Material Adverse Effect on such Disclosing Party, then any such supplements and updates to such listings shall be deemed to qualify and update the representations, warranties, agreements and Disclosure Schedules of the Disclosing Party in all respects for the purposes of the satisfaction of the closing conditions set forth in Section 7.02 (if the Disclosing Party is a Company) or Section 7.03 (if the Disclosing Party is Verano), and shall not be a basis for failure to satisfy any such conditions.

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Section 5.07 Resignations. At least five Business Days prior to the Closing, each Company shall deliver to Verano written resignations, effective as of the Closing Date, of the officers and managers of such Company set forth on Schedule 5.07.

Section 5.08 Key Employees. During the three year period following the Closing, Verano shall (or shall cause PubCo to) use commercially reasonable efforts to continue to employ the Key Employees in accordance with its employee policies and procedures in effect from time to time, which efforts shall include providing for such Key Employees to participate in PubCo’s equity incentive plan on terms and conditions that are similar to, as determined in Verano’s reasonable discretion, Verano’s existing officers and management, but shall not include any guaranty of employment.

Section 5.09 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law or CSE Rules applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including but not limited to the approval of the Regulator with respect to any deemed transfer of ownership or control related to the Permits. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Verano and each Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedules 3.03 and 4.03.

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(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Verano or any Company, on the one hand, and Governmental Authorities, on the other hand, in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.09 or this Agreement shall require, or be construed to require, any party hereto or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such party or its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in each case, could reasonably be expected to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement. None of the Companies or Verano shall engage in integration of the Verano Business and the AME Business prior to the Closing, including such actions that are subject to required authorizations and approvals of Governmental Authorities under the HSR Act and other applicable Laws.

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(f) As is applicable to any of the Company Permits and to the extent required under applicable Law, as soon as practicable the parties hereto shall cooperate and use commercially reasonable efforts to (i) obtain the approval, consent or written confirmation of non-objection (a “Transfer Consent”) from the applicable Governmental Authorities for (i) the transfer of such Company Permits to PubCo or to an Affiliate of PubCo, and (ii) the change in ownership or change of control of a Subsidiary or Affiliate of the respective Company holding such Permit as a result of the Combination; provided however, if the parties hereto determine, acting reasonably, that a Transfer Consent for any Company Permit is either infeasible or impractical to obtain prior to the Closing Date, then Verano, or an Affiliate of Verano, shall enter into a Commercial Arrangement with the Company that holds or controls such Company Permit. In furtherance thereof, to the extent necessary, the parties hereto agree to cooperate and use commercially reasonable efforts to cause the relevant Persons to enter into a reasonable interim arrangement in order for PubCo to secure the benefits of any Company Permit for which a required Transfer Consent was not obtained and to result in PubCo, or a Subsidiary of PubCo, to be treated as the beneficial owner of such Company Permit for U.S. federal income tax purposes (a “Commercial Arrangement”), pursuant to a form of agreement mutually agreeable to the parties thereto whereby Verano or an Affiliate of Verano agrees to support the financial and operational needs of such Person holding such Company Permit (and commit to any Regulator mandated operational timetables) until such time as such Person holding such Company Permit may be transferred, divested or otherwise separated from the Companies. The Companies and Verano shall use commercially reasonable efforts to obtain applicable state regulatory approvals to the extent required for each Commercial Arrangement. Each Commercial Arrangement shall comply with applicable state Law in the relevant jurisdictions and the obligations of any Company or its Subsidiaries or Affiliates thereunder shall be limited to those otherwise required to manage and operate the AME Business in accordance with the applicable Company Permit in the states in which it operates.

Section 5.10 Directors’ and Officers’ Indemnification. Verano acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation by any Company now existing in favor of any Person who is now, or who has been previously or who becomes prior to the Effective Time, an officer or manager of such Company, as provided in such Company’s Governing Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 5.10, shall be assumed by the Surviving Entity in the applicable Company Merger, without further action, at the Effective Time and shall survive such Company Merger and shall remain in full force and effect in accordance with their terms.

Section 5.11 Working Capital Loan. Notwithstanding anything to the contrary in this Agreement, Verano and any Company may, following the request of such Company and without the consent of any other party hereto, enter into one or more financing transactions whereby Verano, or an Affiliate of Verano, agrees to provide such Company with a loan or other mutually agreeable financing arrangement to provide financing to permit such Company to continue the construction of certain buildout projects in the State of Arizona (the “Working Capital Loan”). Any Working Capital Loan shall not exceed $5,000,000 in the aggregate principal amount and shall be on commercially reasonable terms as mutually agreed to by Verano and such Company. Notwithstanding the foregoing, such Company may obtain the Working Capital Loan from one or more third parties instead, provided that the Working Capital Loan shall be on commercially reasonable terms with respect to such Company, and in connection therewith, such Company shall provide Verano with (a) true and complete copies of the draft definitive agreements relating to the Working Capital Loan, and Verano shall have three Business Days after receipt to approve the form and substance thereof prior to such Company’s entry into such definitive agreements (which approval shall not be unreasonably withheld or delayed and shall be deemed given if Verano fails to respond within such time frame) and (b) prompt notice of (but in any event no later than two Business Days after) (i) such Company’s entry into any definitive agreement relating to the Working Capital Loan to the extent entered into prior to the Closing; (ii) any breach of, or default under, any such definitive agreement to which any Company becomes aware; and (iii) any amendment, modification waiver, consent, termination or expiration of any such definitive agreement.

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Section 5.12 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII, including such actions as are necessary to consummate the Arrangement and effect the Combination.

Section 5.13 Public Announcements. Unless otherwise required by applicable Law (including stock exchange requirements), based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcements in respect of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, or otherwise communicate with any news media without the prior written consent of the other party. The parties shall cooperate as to the timing and contents of any announcement permitted under this Section 5.13.

Section 5.14 Further Assurances. At and after the Effective Time, the officers and managers of each Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the applicable Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of such Company, any other actions and things to vest, perfect or confirm of record or otherwise in such Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of such Company acquired or to be acquired by such Surviving Entity as a result of, or in connection with, the applicable Company Merger.

Section 5.15 Lock-Up Terms.

(a) The Share Consideration, all proportionate and subordinate shares of PubCo issued pursuant to the Convertible Notes and all other shares issued by PubCo to any Person that received Share Consideration or shares issued pursuant to the Convertible Notes (such aggregate amount of shares and the shares into which such shares are converted into or exchanged for, the “Locked-Up Shares”) shall be subject to the transfer restrictions as set forth in this Section 5.15, as applicable as of and after the date of issuance thereof, and without the Resulting Issuer’s prior consent, no such Person shall (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell or otherwise dispose of, directly or indirectly, any Locked-Up Shares that have not been released from the transfer restrictions in this Section 5.15, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Locked-Up Shares that have not been released from the transfer restrictions in this Section 5.15, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any Locked-Up Shares or such other securities, in cash or otherwise. The Locked-Up Shares automatically shall be released, without any action by any Person, from the transfer restrictions set forth in this Agreement as follows:

(i) on the date of issuance, 20% of such newly issued Locked-Up Shares shall be immediately available, and shall not be subject to the transfer restrictions set forth herein;

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(ii) 15% of the Locked-Up Shares shall be released from the transfer restrictions set forth herein on the 90th day from and after the Closing Date;

(iii) 15% of the Locked-Up Shares shall be released from the transfer restrictions set forth herein on the 180th day from and after the Closing Date;

(iv) 15% of the Locked-Up Shares shall be released from the transfer restrictions set forth herein on the 240th day from and after the Closing Date;

(v) 15% of the Locked-Up Shares shall be released from the transfer restrictions set forth herein on the 310th day from and after the Closing Date; and

(vi) the balance of the Locked-Up Shares shall be released from the transfer restrictions set forth herein on the 400th day from and after the Closing Date.

(b) Notwithstanding anything to the contrary set forth in this Section 5.15, if at any time after the Closing Date, any of the following acts or events occurs without the prior written consent of Member Representative, then at the time of such occurrence the following shall occur:

(i) if any amendment or modification to the Governing Documents of PubCo becomes effective and results in a Material Adverse Effect of PubCo, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 50% of the Locked-Up Shares that are then subject to such transfer restrictions;

(ii) if with respect to the subordinate voting shares or proportionate voting shares of PubCo, any material adverse change to the rights thereof (including a material adverse change in the priority in the capital structure of PubCo) becomes effective, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 50% of the Locked-Up Shares of the affected class of PubCo shares that are then subject to such transfer restrictions;

(iii) if any liquidation or winding up of PubCo is approved by the Board of Directors of PubCo or is commenced, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 100% of the Locked-Up Shares that are then subject to such transfer restrictions;

(iv) if PubCo effects any merger, consolidation, amalgamation, combination, exclusive license or sale that results in the sale or transfer of the ownership or control of substantially all of its assets or 50% or more of its issued and outstanding capital stock or voting power to one or more third parties in a single transaction or in integrated transactions structured as a single transaction for such purpose, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 50% of the Locked-Up Shares that are then subject to such transfer restrictions;

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(iv) if any Verano Material Contract is terminated prior to its scheduled expiration terms or a provision thereof is waived or amended without the approval of the Board of Directors of PubCo and such early termination, waiver or amendment results in a Material Adverse Effect of PubCo, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 100% of the Locked-Up Shares that are then subject to such transfer restrictions;

(vi) if federal legalization of the sale of cannabis in the United States is enacted and becomes effective, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 100% of the Locked-Up Shares that are then subject to such transfer restrictions; or

(vii) if the subordinate voting shares of PubCo are delisted from the CSE and such shares (or the shares into which such shares are exchanged or converted) then become listed on a national securities exchange in the United States, then the transfer restrictions set forth in this Section 5.15 shall lapse and be null and void with respect to 100% of the Locked-Up Shares that are then subject to such transfer restrictions.

(c) The transfer restrictions set forth in this Section 5.15 shall not apply to:

(i) transfers of Locked-Up Shares (1) as a bona fide gift, (2) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned or (3) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement; provided that any such distributed Locked-Up Shares shall remain subject to the transfer restrictions pursuant to this Section 5.15 and such transfer restrictions must be acknowledged by the transferee;

(ii) the establishment of a trading plan promulgated under applicable securities laws, provided that such trading plan does not provide for the transfer of any Locked-Up Shares during the period of time such Locked-Up Shares are subject to the transfer restrictions pursuant to this Section 5.15;

(iii) transfers and other transactions regarding shares of the Resulting Issuer acquired in the open market or private transactions with third parties after the completion of the Combination;

(iv) if the Person holding the Locked-Up Shares is a corporation, limited liability company, partnership, trust or other entity, transfers to its stockholders, members, partners or trust beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its Affiliate; provided that any such distributed Locked-Up Shares shall remain subject to the transfer restrictions pursuant to this Section 5.15 and such transfer restrictions must be acknowledged by the transferee; and

(v) transfers to the Resulting Issuer in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of stock granted pursuant to an equity incentive plan, stock purchase plan or other arrangement in satisfaction of any tax withholding obligations through cashless surrender or otherwise.

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(d) Stop transfer instructions shall be placed with the Resulting Issuer’s transfer agent and registrar relating to the transfer of the Locked-Up Shares that have not been released in accordance with this Agreement, except for transfers made in compliance with this Section 5.15. In addition, if any Locked-Up Shares are certificated, such certificates may be stamped, imprinted or notated with a restrictive legend referring to this Agreement and the transfer restrictions set forth herein. In addition to the transfer restrictions set forth in this Section 5.15, the Share Consideration may be subject to additional transfer restrictions under Canadian or United States securities laws.

(e) Prior to the Closing Date, (i) each Company shall use commercially reasonable efforts to obtain and deliver Lock-Up Acknowledgements to Verano duly executed by all Persons receiving Share Consideration in the Company Mergers or the Exchanges, and (ii) Verano shall use commercially reasonable efforts to obtain and deliver to the Companies lock-up agreements containing the same transfer restrictions as set forth in the Lock-Up Acknowledgment duly executed by or on behalf of all Persons receiving Verano Merger Shares (other than Verano Merger Shares already subject to existing lock-up restrictions or agreements to not lock-up such Verano Merger Shares, in each case as in effect on the date of this Agreement that have been disclosed to Member Representative prior to the date hereof).

ARTICLE VI
TAX MATTERS

As used in this Article VI, the use of the term “Members” with respect to the Members of RVC or POR shall include the Members of AME insofar as their indirect ownership of RVC and POR through AME’s direct ownership of Member Interests in POR and in RVC, each as of immediately prior to the Closing.

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Verano, prior to the Closing, no Company, nor any of their Company Subsidiaries, Representatives or Members, shall make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Resulting Issuer or the Surviving Entity in respect of any Post-Closing Tax Period. Each Company agrees that neither the Resulting Issuer nor the Surviving Entity is to have any liability for any Tax resulting from any action of such Company, its Company Subsidiaries, any of its Representatives or its Members.

(b) All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, value added and similar Taxes, levies, charges and fees (including any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by the Members when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Verano shall reasonably cooperate with respect thereto as necessary). Member Representative shall provide Verano with evidence reasonably satisfactory to Verano that such Taxes or fees have been paid, or if the transactions are exempt from such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption.

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Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Company or any of the Company Subsidiaries shall be terminated as of the Closing Date. After such date, neither such Company nor any of its Company Subsidiaries nor any of their Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Returns.

(a) Each Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of such Company and its Company Subsidiaries that are required to be filed on or before the Closing Date and pay all Taxes due with such Tax Returns. Except with respect to the IRS Forms 1065 (and corresponding state and local income Tax Returns) for the Pre-Closing Tax Periods and Straddle Periods (as defined below) to be filed for such Company and each of its Company Subsidiaries which are classified for U.S. federal income tax purposes as a partnership, which will be prepared, or caused to be prepared, and timely filed, or caused to timely filed, at the Members’ expense, by Member Representative, the Resulting Issuer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of each Company and its Company Subsidiaries that are required to be filed after the Closing Date. All such Tax Returns with respect to a Pre-Closing Tax Period or a tax period that begins before and ends after the Closing Date (a “Straddle Period”) that are to be prepared and filed pursuant to this Section 6.04 (a) shall be (i) prepared and timely filed in a manner consistent with the most recent past practice and methods of each Company and its Company Subsidiaries and Section 6.04(b) (except as otherwise required by applicable Law) and (ii) delivered to the non-preparing party (being the Resulting Issuer with respect to the Company and Member Representative-prepared Tax Returns and Member Representative with respect to the Resulting Issuer-prepared Tax Returns) for its review (1) with respect to income Tax Returns, no later than 30 days before the filing date thereof, and (2) with respect to all other Tax Returns, within three days of filing. If the non-preparing party agrees with the income Tax Returns, then such income Tax Returns shall be timely filed or cause to be filed by the preparing party. If, within 20 days after the receipt of the income Tax Returns, the non-preparing party notifies the preparing party that it disputes the manner of preparation of the income Tax Returns, then the Resulting Issuer and Member Representative shall attempt to resolve their disagreement within five days following the notification of such disagreement. If the Resulting Issuer and Member Representative are not able to resolve their disagreement, then the disputed items shall be submitted to the Independent Accountant as an expert and not an arbitrator, for resolution on at least a more-likely-than-not basis. The Resulting Issuer and Member Representative shall use their reasonable efforts to cause the Independent Accountant to resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter. The determination of the Independent Accountant shall be final and binding on the parties. If the Independent Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such income Tax Return, such income Tax Return shall be filed as prepared by the preparing party subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accountant. The cost of the services of the Independent Accountant shall be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Independent Accountant. Each Company and its Company Subsidiaries shall timely pay to the applicable taxing authorities the amount of Taxes of such Company and its Company Subsidiaries due with respect to such income and other Tax Returns.

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(b) For purposes of preparing any income Tax Return of any Company or any Company Subsidiary, in the case of any Straddle Period, items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period on the basis of a closing of the books as of the end of the Closing; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Straddle Period Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax period through the Closing Date and the denominator of which shall be the number of days in the Tax period. The Resulting Issuer and Member Representative agree that for purposes of Section 706(d) of the Code, each of such Company and its Company Subsidiaries that are treated as partnerships for federal income tax purposes shall use the “closing of the books” method to allocation income, gain, deduction and loss for Tax year in which the Closing takes place.

Section 6.04 Cooperation and Exchange of Information. Member Representative, each Company and Verano shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of such Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Member Representative, each Company and Verano shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of such Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date, Member Representative, such Company or Verano (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.05 Amendments. The Resulting Issuer shall not (a) file, or allow to be filed, any amended Tax Returns of any Company or any of its Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period, (b) apply to any Tax authority for any binding or non-binding opinion, ruling or other determination with respect to such Company or any of its Company Subsidiaries in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Tax Period, without the written consent of Member Representative, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 6.06 Tax Distributions. Notwithstanding any provision of this Agreement to the contrary, but subject to the terms of this Section 6.06, prior to the Closing Date, with respect to Pre-Closing Tax Periods and Straddle Periods, without duplication, each Company shall be permitted to make cash distributions to its Members to fund the payment of their income Tax liabilities with respect to their allocable share of taxable income and gain of such Company pursuant to the current distribution or tax distribution provisions of the relevant Governing Documents of such Company, and such Company’s Company Subsidiaries shall be permitted to make cash distributions to their members to fund the payment of their income Tax liabilities with respect to their allocable share of taxable income and gain of such Company Subsidiaries pursuant to the current distribution or tax distribution provisions of the relevant operating agreements (as finally determined in accordance with this Section 6.06, the “Permitted Tax Distributions”). Each Company shall initially determine the amount of such Permitted Tax Distributions in good faith and shall, not less than five Business Days prior to the date on which such Company intends to make such Permitted Tax Distributions, deliver its determinations together with all supporting documentation and computations, to Verano for Verano’s review and approval. In the event of a disagreement between Verano and such Company, Verano and the Company, each acting reasonably, shall attempt to resolve any such disagreement. If Verano and such Company are unable to resolve such disagreement, then the disputed items shall be submitted to the Independent Accountant as an expert and not an arbitrator, for resolution on at least a more-likely-than-not basis. Verano and such Company shall use their reasonable efforts to cause the Independent Accountant to resolve the disagreement within five days after the date on which they are engaged or as soon as possible thereafter. The cost of the services of the Independent Accountant shall be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Independent Accountant.

Section 6.07 Partnership Tax Audit Rules. With respect to any Tax period of any Company and, to the extent applicable, its Company Subsidiaries ending on or prior to the Closing Date in which the Partnership Tax Audit Rules apply to such Company and, to the extent applicable, its Company Subsidiaries, unless otherwise agreed in writing by the Resulting Issuer, notwithstanding anything herein to the contrary, such Company and, to the extent applicable, its Company Subsidiaries shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election. None of the parties hereto or their Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to any Company or its Company Subsidiaries at any earlier date than is required by Law.

Section 6.08 Section 280E of the Code. The parties acknowledge and agree that Verano, the Verano Subsidiaries, each Company and the Company Subsidiaries are engaged in the business of operating a licensed dispensary of medical marijuana (cannabis), which is classified as a Schedule I controlled substance under Section 812 of the Controlled Substances Act, and are required to file tax returns under Section 280E of the Code (“280E”). The parties further acknowledge and agree that the U.S. federal Laws affecting the medical and recreational use of cannabis are subject to the U.S. federal government’s policies with respect to such Laws, which cannot be known with any level of certainty, including the IRS’s application or enforcement of 280E. Each of Verano and each Company has provided copies of its Tax Returns filed under 280E, and the parties hereto have had an opportunity to thoroughly review such returns, with the expert advice of their legal and financial advisors. Notwithstanding anything to the contrary in this Agreement: (a) the parties hereto understand and agree that the IRS may conclude that a Company or its Company Subsidiaries have not complied with 280E and, but for a determination that such Company or its Company Subsidiary acted in a grossly negligent manner or without commercial reasonableness, the Members shall not be liable for an adverse determination by the IRS; and (b) the parties hereto understand and agree that the IRS may conclude that Verano or the Verano Subsidiaries have not complied with 280E and, but for a determination that Verano or the Verano Subsidiaries acted in a grossly negligent manner or without commercial reasonableness, neither the Resulting Issuer nor Verano shall be liable for an adverse determination by the IRS.

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Section 6.09 FIRPTA Statements. On the Closing Date, each Company shall deliver to Verano: (a) a certificate, dated as of the Closing Date, certifying to the effect that no interest in such Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and Temporary Treasury Regulation Section 1.1445-11T(d)(2)(i)); (b) a properly prepared and executed IRS Form W-9 for POR Holdings and for each Member of such Company provided such Member is a U.S. person for U.S. federal income tax purposes; and (c) to the extent applicable, a properly prepared and executed Notice of No Realized Gain within the meaning of Proposed Treasury Regulation section 1.1446(f)-2(b) or, to the extent applicable, a certification of maximum tax liability within the meaning of Proposed Treasury Regulations section 1.1446(f)-2(c)(4), with respect to each Member that does not provide an IRS Form W-9 under subsection (b) above and with respect to any Exchange participant (collectively, the “Company FIRPTA Statements”); provided, however, that the failure of such Company to deliver such certificate or form with respect to one or more of its Members shall not prevent the Closing, and in each such case, the Resulting Issuer shall withhold U.S. federal income tax pursuant to Section 2.13, as applicable, with respect to such Member. On the Closing Date, Verano shall deliver to the Resulting Issuer: (i) a certificate, dated as of the Closing Date, certifying to the effect that no interest in Verano is a U.S. real property interest (such certificate in the form required by Treasury Regulation section 1.897-2(h) and Treasury Regulation Section 1.1445-2(d)(2)); and (ii) a properly prepared and executed IRS Form W-9 from each member of Verano provided such member is a U.S. person for U.S. federal income tax purposes (collectively, the “Verano FIRPTA Statements”).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Financing shall have been consummated and the escrow release conditions of the Financing shall have been satisfied or waived.

(b) The Verano Merger shall have been consummated, and this Agreement shall have been assigned to, and assumed by, PubCo as contemplated by Sections 2.09(a) and 5.12.

(c) All conditions necessary for the Arrangement to be consummated in accordance with the Plan of Arrangement, and for the Combination to become effective pursuant thereto, shall have been satisfied or otherwise waived, and the consummation of the Arrangement and the effectiveness of the Combination shall be set to occur on the Closing Date.

(d) The CSE shall have provided its conditional approval of the listing of the subordinate voting shares of the Resulting Issuer to be issued upon (i) the completion of the Verano Merger and Company Mergers and (ii) the conversion of the proportionate voting shares of the Resulting Issuer into subordinate voting shares of the Resulting Issuer in accordance with their terms.

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(e) The issuance of the subordinate voting shares and proportionate voting shares of the Resulting Issuer upon the consummation of the Verano Merger and the Company Mergers shall be exempt from the prospectus requirements of applicable Canadian Securities Laws and shall not be subject to resale restrictions thereunder (other than as applicable to control persons or as imposed by the CSE).

(f) PubCo’s board of directors as of the Closing shall consist of seven directors, comprised of (i) one nominee of the Companies and (ii) six nominees of Verano (three of whom shall satisfy independence requirements under Canadian Securities Laws).

(g) The filings of Verano and the Companies pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(h) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, other than Federal Cannabis Laws.

Section 7.02 Conditions to Obligations of Verano. The obligations of Verano to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Verano’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Company Fundamental Representations, the representations and warranties of each Company contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that with respect to agreements, covenants and conditions that are qualified by materiality, such Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) All approvals, consents and waivers that are listed on Schedule 7.02(c) shall have been received, and executed counterparts thereof shall have been delivered to Verano at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect of the Companies, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect of the Companies.

(e) The Companies shall have delivered (or caused to be delivered) the closing deliverables set forth in Section 2.03(a).

(f) FC’s board of directors as of the Effective Time shall consist of the same members as the board of directors of PubCo as of the Closing.

Section 7.03 Conditions to Obligations of the Companies. The obligations of each Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Verano Fundamental Representations, the representations and warranties of Verano contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Verano Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Verano shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Verano prior to or on the Closing Date; provided that with respect to agreements, covenants and conditions that are qualified by materiality, Verano shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Schedule 7.03(c) shall have been received, and executed counterparts thereof shall have been delivered to the Companies at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect of Verano, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect of Verano.

(e) Verano shall have delivered (or caused to be delivered) the closing deliverables set forth in Section 2.03(b).

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ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing (or, as set forth in Section 8.01(e), shall terminate automatically) as set forth below:

(a) by the mutual written consent of each Company and Verano;

(b) by Verano by written notice to the Companies (indicating in reasonable detail the deficiencies relied upon to terminate this Agreement) if:

(i) Verano is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII, and such breach, inaccuracy or failure has not been cured by such Company within 20 days of such Company’s receipt of written notice of such breach from Verano; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 have not been, or it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, or any event or condition has occurred or circumstance exists that constitutes or gives rise to the failure of any such condition to be fulfilled (and such failure cannot be cured), including pursuant to Section 5.06(b), unless such failure shall be due to the failure of Verano to perform or comply with any material obligation hereof to be performed or complied with by it prior to the Closing;

(c) by any Company by written notice to Verano (indicating in reasonable detail the deficiencies relied upon to terminate this Agreement) if:

(i) such Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Verano pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII, and such breach, inaccuracy or failure has not been cured by Verano within 20 days of Verano’s receipt of written notice of such breach from such Company; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 have not been, or it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, or any event or condition has occurred or circumstance exists that constitutes or gives rise to the failure of any such condition to be fulfilled (and such failure cannot be cured), including pursuant to Section 5.06(b), unless such failure shall be due to the failure of any Company to perform or comply with material obligation hereof to be performed or complied with by it prior to the Closing;

(d) by Verano or any Company, by written notice to the other party, if there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or any Governmental Authority has issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable, other than Federal Cannabis Laws; or

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(e) automatically, if any of the Verano Merger, the Arrangement or the Combination is terminated or abandoned with the written consent of all parties hereto, acting reasonably, and which consent shall not be conditioned or delayed.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) for the terms and provisions set forth in this Article VIII, Section 5.02(b) and Article IX, all of which shall survive any termination of this Agreement; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any covenant or agreement contained in this Agreement (prior to termination of this Agreement) or for Fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered under this Agreement will survive the Effective Time. For the avoidance of doubt, this Section 9.01 shall not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 9.02 Member Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(iii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(v) take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

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Verano shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by Member Representative, and on any other action taken or purported to be taken on behalf of any Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Members. Any decision or action by Member Representative hereunder shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each such Person. No Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9.02, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Members, or by operation of Law, whether by death or other event.

(b) Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Members of each Company according to each Member’s Pro Rata Share (the “Majority Members”); provided, however, in no event shall Member Representative resign or be removed without the Majority Members having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed promptly by the vote or written consent of the Majority Members; provided that Verano and any Surviving Entity shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 9.02(a).

(c) Member Representative shall not be liable to the Members for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Members shall, severally and not jointly (and with respect to each Company, in accordance with their Pro Rata Shares), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 9.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing has occurred, and including costs and expenses to prepare any initial filings, second requests or other submissions under the HSR Act or required by any Regulator. Notwithstanding the foregoing, Verano shall be responsible for and pay the initial filing fee payable to a Governmental Authority for the initial submission of one or more notification and report forms, as may be required, for the Company Mergers under the HSR Act; provided, however if the Company Mergers are not consummated in accordance with this Agreement for any reason other than as a result of Fraud by Verano or the termination of this Agreement by a Company pursuant to Section 8.01(c)(i) due to Verano’s uncured breach hereof, the Companies, jointly and severally, shall reimburse and pay Verano the full amount of such HSR filing fees in respect of the Company Mergers.

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Section 9.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (in the absence of automated notice of delivery failure) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

If to Verano:	Verano Holdings, LLC
Facsimile : E-mail:
Attention : George Archos

with copies to (which alone shall not constitute notice):
Dorsey & Whitney LLP
Facsimile:
E-mail:
Attention: Richard Raymer

If to the Companies:	AltMed Florida Facsimile: E-mail: Attention: John Tipton

with a copy to (which alone shall not constitute notice):
Dickinson Wright PLLC
Facsimile:
E-mail:
Attention: Scot Crow & Benton Bodamer Barnett,
Bolt, Kirkwood, Long, Koche & Foster
Facsimile: E-mail: Attention: Craig E. Behrenfeld

If to Member Representative:	John Tipton
Facsimile:
E-mail:

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Section 9.05 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “delivered” or “made available,” (i) as used in Article III, mean that such relevant agreements, documents or information were uploaded to the electronic data room maintained by the Companies for purposes of the transactions contemplated by this Agreement, and (ii) as used in Article IV, mean that such relevant agreements, documents or information were uploaded to electronic data room maintained by Verano for purposes of the transactions contemplated by this Agreement. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consents shall not be unreasonably withheld or delayed; provided, however, that as contemplated in Section 5.12, this Agreement may be assigned to PubCo for the purpose of permitting PubCo (including in its capacity as the Resulting Issuer following the consummation of the Arrangement and effectiveness of the Combination) to pay consideration to the Members in connection with the Company Mergers, subject to the terms and conditions of this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 9.10 No Third-Party Beneficiaries. Except as provided in Section 5.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, including PubCo and the Resulting Issuer, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Verano and each Company at any time prior to the Effective Time. Any failure of Verano, on the one hand, or any Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Companies (with respect to any failure by Verano) or by Verano (with respect to any failure by such Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.12 Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE, OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR.

Section 9.13 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action arising out of or based upon this Agreement or relating to the subject matter herein (including but not limited to the negotiation, execution, performance or breach of this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT; PROVIDED, HOWEVER THAT NO PARTY SHALL SEEK TO ENFORCE THE PROVISIONS HEREOF IN FEDERAL COURT UNLESS AND UNTIL THE PARTIES HAVE REASONABLY DETERMINED THAT THE ACT IS FULLY COMPLIANT WITH FEDERAL CANNABIS LAWS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURTS THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE FOREGOING PROVISIONS SHALL NOT SERVE TO PROHIBIT A PERSON FROM SEEKING TO ENFORCE IN ANOTHER JURISDICTION A JUDGMENT PROPERLY OBTAINED IN SUCH COURTS.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13(c).

Section 9.14 Specific Performance; Equitable Relief. The parties hereto agree that irreparable damage would occur if the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance and injunctive relief of the terms hereof, in addition to any and all other equitable remedies to which a party hereto may be entitled at law or in equity.

Section 9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.16 Canadian Securities Laws and CSE Rules. The parties acknowledge that the Resulting Issuer will be subject to Canadian Securities Laws and the CSE Rules, or the rules of any successor exchange on which a class of capital stock of the Resulting Issuer is listed. For certainty, any issuance of securities pursuant to this Agreement is subject to Canadian Securities Laws and the CSE Rules (or, if applicable, the rules of any such successor exchange).

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Section 9.17 Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either any state cannabis laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, the “Act”) or the guidance or instruction of any applicable state regulatory body (together with any successor or regulator with overlapping jurisdiction, the “Regulator”). The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. Notwithstanding anything herein to the contrary, if necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

Section 9.18 Waiver of Monetary Remedies. Each party hereto hereby waives, on behalf of itself and any Person claiming by, through, or on behalf of such party, to the fullest extent permitted under applicable Laws, any and all rights, claims and causes of action for monetary damages or relief it may have against another party hereto based upon, arising out of or related to this Agreement or the transactions contemplated hereby, whether at Law, in contract, tort, equity or otherwise, except for (a) payment of the Cash Consideration pursuant to Article II; provided, however, if such Cash Consideration is has been converted into shares of PubCo pursuant to a Convertible Note, then no monetary remedies are available for such converted principal amount, (b) in the case of a willful and intentional breach of Section 5.15(a), 5.15(b) or 5.15(c), and (c) in the case of Fraud.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERANO:

Verano Holdings, LLC

By	/s/ “George Archos”
Name:	George P. Archos
Title:	CEO and Chairman of the Board

THE COMPANIES:

Alternative Medical Enterprises LLC

By
Name:
Title:

Plants of Ruskin GPS, LLC

By
Name:
Title:

RVC 360, LLC

By
Name:
Title:

MEMBER REPRESENTATIVE:

John Tipton, solely in his capacity as Member Representative and without personal liability

By	John Tipton

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERANO:

Verano Holdings, LLC

By
Name:
Title:

THE COMPANIES:

Alternative Medical Enterprises, LLC

By	/s/ “R. Michael Smullen”
Name.	R. Michael Smullen
Title:	CEO and Chairman

Plants of Ruskin GPS, LLC

By
Name:
Title:

RVC 360, LLC

By
Name:
Title:

MEMBER REPRESENTATIVE:

John Tipton, solely in his capacity as Member Representative and without personal liability

By	John Tipton

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERANO:

Verano Holdings, LLC

By
Name:
Title:

THE COMPANIES:

Alternative Medical Enterprises LLC

By
Name:
Title:

Plants of Ruskin GPS LLC

By	/s/ “John Tipton”
Name:	John Tipton
Title:	RVC 360, LLC

By	/s/ “John Tipton”
Name:	John Tipton

MEMBER REPRESENTATIVE:

John Tipton, solely in his capacity as Member Representative and without personal liability

By	/s/ “John Tipton”
John Tipton

[Signature Page to Agreement and Plan of Merger]